Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Yahoo Japan Corporation

Tokyo, Japan

We have audited the accompanying consolidated balance sheet of Yahoo Japan Corporation and its consolidated subsidiaries (the “Company”) as of March 31, 2012, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the two years in the period ended March 31, 2012 (all expressed in Japanese Yen). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Yahoo Japan Corporation and Consolidated Subsidiaries as of March 31, 2012, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 2012, in conformity with accounting principles generally accepted in Japan.

Accounting principles generally accepted in Japan vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences as of March 31, 2012, and for each of the two years in the period ended March 31, 2012 is presented in Note 16 to the consolidated financial statements.

/s/ Deloitte Touche Tohmatsu LLC

September 25, 2012 (September 13, 2013 as to segment information for the year ended March 31, 2012 in Note 14)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Balance Sheets

March 31, 2013 and 2012

	Millions of Yen		Thousands of U.S. Dollars (Note 1)

ASSETS	2013	2012	2013
	Unaudited		Unaudited
CURRENT ASSETS:
Cash and cash equivalents (Note 3)	¥409,887	¥255,268	$4,358,182
Receivables:
Trade accounts (Note 3)	55,940	45,223	594,790
Other (Notes 3 and 11)	2,357	124,626	25,061
Foreign exchange dealings cash segregated as deposits for customers (Note 3)	68,452	—	727,826
Other current assets (Notes 3,7,11 and 13)	41,029	33,499	436,246
Allowance for doubtful accounts	(1,563)	(1,611)	(16,619)

Total current assets	576,102	457,005	6,125,486

PROPERTY AND EQUIPMENT:
Land	5,426	5,426	57,693
Buildings and structures	17,413	13,788	185,146
Machinery and equipment	16,975	12,580	180,489
Furniture and fixtures	45,448	43,176	483,232
Construction in progress	4,896	809	52,057

Total	90,158	75,779	958,617
Accumulated depreciation	(44,978)	(41,266)	(478,234)

Net property and equipment	45,180	34,513	480,383

INVESTMENTS AND OTHER ASSETS:
Investment securities (Notes 3 and 4)	39,180	32,720	416,587
Investments in unconsolidated subsidiaries and associated companies (Note 3)	41,733	10,034	443,732
Goodwill	11,914	591	126,677
Software	12,003	11,096	127,624
Deferred tax assets (Note 7)	2,782	5,408	29,580
Other assets (Notes 2.v, 3, and 11)	14,460	10,678	153,748
Allowance for doubtful accounts	(43)	(23)	(457)

Total investments and other assets	122,029	70,504	1,297,491

TOTAL ASSETS	¥743,311	¥562,022	$7,903,360

	Millions of Yen		Thousands of U.S. Dollars (Note 1)

LIABILITIES AND EQUITY	2013	2012	2013
	Unaudited		Unaudited
CURRENT LIABILITIES:
Payables:
Trade accounts (Note 3)	¥10,971	¥6,640	$116,651
Other (Note 3)	21,656	16,915	230,260
Income taxes payable (Note 3)	42,255	34,766	449,282
Foreign exchange dealings deposits from customers (Note 3)	72,485	—	770,707
Other current liabilities (Note 7)	41,722	32,664	443,616

Total current liabilities	189,089	90,985	2,010,516

LONG-TERM LIABILITIES (Note 7)	2,958	2,736	31,451

COMMITMENTS (Notes 10 and 13)

EQUITY (Notes 5 and 15):
Common stock—241,600,000 shares authorized; 57,510,554 shares issued in 2013 and 58,184,240 shares issued in 2012	8,037	7,959	85,455
Capital surplus	3,118	3,040	33,153
Stock acquisition rights	571	750	6,071
Retained earnings	528,082	458,285	5,614,907
Treasury stock—at cost, 10,168 shares in 2013 and 180,601 shares in 2012, respectively	(372)	(5,609)	(3,955)
Accumulated other comprehensive income (loss):
Net unrealized gain on available-for-sale securities	4,248	1,534	45,167
Deferred loss on derivatives under hedge accounting	(2)	—	(21)
Foreign currency translation adjustments	348	—	3,699

Total	544,030	465,959	5,784,476
Minority interests	7,234	2,342	76,917

Total equity	551,264	468,301	5,861,393

TOTAL LIABILITIES AND EQUITY	¥743,311	¥562,022	$7,903,360

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Income

Years Ended March 31, 2013, 2012 and 2011

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2013	2012	2011	2013
	Unaudited			Unaudited

NET SALES	¥342,990	¥302,089	¥292,424	$3,646,890

COST OF SALES	36,394	28,035	29,294	386,964

Gross profit	306,596	274,054	263,130	3,259,926

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	120,244	109,049	103,526	1,278,512

Operating income	186,352	165,005	159,604	1,981,414

OTHER INCOME (EXPENSES):
Interest and dividend income	1,604	1,790	414	17,055
Interest expense	(4)	(5)	(21)	(43)
Gain on foreign exchange—net	161	178	211	1,712
Equity in earnings of associated companies	729	553	382	7,751
Gain on fair value adjustments in investments due to change in ownership ratio (Note 2.a)	4	7	799	43
Settlement for restructuring of service agreements	—	—	(1,849)	—
Loss on write-down of unamortized balance of goodwill (Note 2.h)	—	(324)	—	—
Loss on a system accident	(1,220)	—	—	(12,972)
Effect of adopting Accounting Standard for Asset Retirement Obligations (Note 2.m)	—	—	(1,145)	—
Other—net	(187)	2,737	(962)	(1,988)

Other income (loss)—net	1,087	4,936	(2,171)	11,558

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	187,439	169,941	157,433	1,992,972

INCOME TAXES (Note 7):
Current	74,372	66,296	60,430	790,771
Assessment of prior year taxes	—	—	27,392	—
Adjustment of income taxes to reflect adjustment of the purchase price on acquisition	—	—	(24,792)	—
Deferred	(2,584)	2,655	1,711	(27,475)

Total income taxes	71,788	68,951	64,741	763,296

NET INCOME BEFORE MINORITY INTERESTS	115,651	100,990	92,692	1,229,676

MINORITY INTERESTS IN NET INCOME	615	431	517	6,539

NET INCOME	¥115,036	¥100,559	¥92,175	$1,223,137

- 3 -	(Continued)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Income

Years Ended March 31, 2013, 2012 and 2011

	Yen			U.S. Dollars (Note 1)
	2013	2012	2011	2013
	Unaudited			Unaudited

PER SHARE OF COMMON STOCK (Notes 2.u and 12):
Basic net income	¥1,984.31	¥1,733.81	¥1,589.53	$21.10
Diluted net income	1,984.12	1,733.50	1,588.43	21.10
Cash dividends applicable to the year	401.00	347.00	318.00	4.26

See notes to consolidated financial statements.

- 4 -	(Concluded)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended March 31, 2013, 2012 and 2011

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2013	2012	2011	2013
	Unaudited			Unaudited

NET INCOME BEFORE MINORITY INTERESTS	¥115,651	¥100,990	¥92,692	$1,229,676

OTHER COMPREHENSIVE INCOME (LOSS) (Note 8):
Net unrealized gain (loss) on available-for-sale securities	2,716	339	(777)	28,878
Deferred (loss) gain on derivatives under hedge accounting	(2)	3	(29)	(21)
Foreign currency translation adjustments	306	—	—	3,253
Share of other comprehensive income (loss) in associated companies accounted for by the equity method	41	(14)	7	436

Total other comprehensive income (loss)	3,061	328	(799)	32,546

COMPREHENSIVE INCOME	¥118,712	¥101,318	¥91,893	$1,262,222

TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO:
Owners of Yahoo Japan Corporation	¥118,097	¥100,887	¥91,376	$1,255,683
Minority interests	615	431	517	6,539

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2013, 2012 and 2011

	Thousands	Millions of Yen
							Accumulated Other Comprehensive Income (Loss)
	Number of Shares of Common Stock Outstanding	Common Stock	Capital Surplus	Stock Acquisition Rights	Retained Earnings	Treasury Stock	Net Unrealized Gain (Loss) on Available- for-sale Securities	Deferred Gain (Loss) on Derivatives under Hedge Accounting	Foreign Currency Translation Adjustments	Total	Minority Interests	Total Equity

BALANCE, APRIL 1, 2010	58,015	¥7,521	¥2,602	¥450	¥300,496	¥(3,068)	¥1,978	¥26	¥—	¥310,005	¥2,268	¥312,273

Exercise of stock options	58	405	404	—	—	—	—	—	—	809	—	809
Net income	—	—	—	—	92,175	—	—	—	—	92,175	—	92,175
Cash dividends (¥288 per share)	—	—	—	—	(16,708)	—	—	—	—	(16,708)	—	(16,708)
Changes in the scope of applying the equity method	—	—	—	—	(499)	—	—	—	—	(499)	—	(499)
Changes in the scope of consolidation	—	—	—	—	386	—	—	—	—	386	—	386
Purchase of treasury stock	(76)	—	—	—	—	(2,541)	—	—	—	(2,541)	—	(2,541)
Disposal of treasury stock	—	—	1	—	—	5	—	—	—	6	—	6
Net change in the year	—	—	—	113	—	—	(770)	(29)	—	(686)	(109)	(795)

BALANCE, MARCH 31, 2011	57,997	7,926	3,007	563	375,850	(5,604)	1,208	(3)	—	382,947	2,159	385,106

Exercise of stock options	7	33	33	—	—	—	—	—	—	66	—	66
Net income	—	—	—	—	100,559	—	—	—	—	100,559	—	100,559
Cash dividends (¥318 per share)	—	—	—	—	(18,443)	—	—	—	—	(18,443)	—	(18,443)
Decrease in the number of associated companies accounted for under the equity method due to sales of investments in such companies	—	—	—	—	319	—	—	—	—	319	—	319
Purchase of treasury stock	—	—	—	—	—	(5)	—	—	—	(5)	—	(5)
Net change in the year	—	—	—	187	—	—	326	3	—	516	183	699

BALANCE, MARCH 31, 2012	58,004	7,959	3,040	750	458,285	(5,609)	1,534	—	—	465,959	2,342	468,301

Exercise of stock options	13	78	79	—	—	—	—	—	—	157	—	157
Net income	—	—	—	—	115,036	—	—	—	—	115,036	—	115,036
Cash dividends (¥347 per share)	—	—	—	—	(20,127)	—	—	—	—	(20,127)	—	(20,127)
Changes in the scope of consolidation	—	—	—	—	139	—	—	—	—	139	—	139
Changes in the scope of applying the equity method	—	—	—	—	(15)	—	—	—	—	(15)	—	(15)
Purchase of treasury stock (Note 5)	(517)	—	—	—	—	(20,000)	—	—	—	(20,000)	—	(20,000)
Retirement of treasury stock (Note 5)	—	—	(1)	—	(25,236)	25,237	—	—	—	—	—	—
Net change in the year	—	—	—	(179)	—	—	2,714	(2)	348	2,881	4,892	7,773

BALANCE, MARCH 31, 2013 (UNAUDITED)	57,500	¥8,037	¥3,118	¥571	¥528,082	¥(372)	¥4,248	¥(2)	¥348	¥544,030	¥7,234	¥551,264

- 6 -	(Continued)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2013, 2012 and 2011

	Thousands of U.S. Dollars (Note 1)
						Accumulated Other Comprehensive Income (Loss)
	Common Stock	Capital Surplus	Stock Acquisition Rights	Retained Earnings	Treasury Stock	Net Unrealized Gain on Available- for-sale Securities	Deferred Gain (Loss) on Derivatives under Hedge Accounting	Foreign Currency Translation Adjustments	Total	Minority Interests	Total Equity

BALANCE, MARCH 31, 2012	$84,626	$32,324	$7,974	$4,872,779	$(59,638)	$16,310	$—	$—	$4,954,375	$24,902	$4,979,277

Exercise of stock options	829	840	—	—	—	—	—	—	1,669	—	1,669
Net income	—	—	—	1,223,137	—	—	—	—	1,223,137	—	1,223,137
Cash dividends ($3.69 per share)	—	—	—	(214,003)	—	—	—	—	(214,003)	—	(214,003)
Changes in the scope of consolidation	—	—	—	1,478	—	—	—	—	1,478	—	1,478
Changes in the scope of applying the equity method	—	—	—	(159)	—	—	—	—	(159)	—	(159)
Purchase of treasury stock (Note 5)	—	—	—	—	(212,653)	—	—	—	(212,653)	—	(212,653)
Retirement of treasury stock (Note 5)	—	(11)	—	(268,325)	268,336	—	—	—	—	—	—
Net change in the year	—	—	(1,903)	—	—	28,857	(21)	3,699	30,632	52,015	82,647

BALANCE, MARCH 31, 2013 (UNAUDITED)	$85,455	$33,153	$6,071	$5,614,907	$(3,955)	$45,167	$(21)	$3,699	$5,784,476	$76,917	$5,861,393

See notes to consolidated financial statements.

- 7 -	(Concluded)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2013, 2012 and 2011

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2013	2012	2011	2013
	Unaudited			Unaudited
OPERATING ACTIVITIES:
Income before income taxes and minority interests	¥187,439	¥169,941	¥157,433	$1,992,972

Adjustments for:
Income taxes—paid	(67,551)	(64,991)	(101,276)	(718,246)
Depreciation and amortization	12,188	10,809	9,844	129,591
Amortization and adjustment of goodwill (Notes 2.b and 2.h)	1,200	719	(39)	12,759
Equity in earnings of associated companies	(729)	(553)	(382)	(7,751)
Gain on changes in values of stocks under phased acquisitions	(1,349)	—	—	(14,343)
Gain on fair value adjustments in investments due to change in ownership ratio (Note 2.a)	(4)	—	(799)	(43)
Effect of adopting Accounting Standard for Asset Retirement Obligations	—	—	1,145	—
Interest and dividend income	(1,604)	(1,790)	(414)	(17,055)
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(8,100)	(7,749)	131	(86,124)
Decrease (increase) in other current assets	10,498	(8,280)	(949)	111,621
Increase (decrease) in trade payables	3,221	(485)	71	34,248
Increase in consumption taxes payable	1,249	552	(4)	13,280
Increase in other current liabilities	1,941	3,117	3,534	20,638
Other—net	997	(1,553)	(714)	10,601

Total adjustments	(48,043)	(70,204)	(89,852)	(510,824)

Net cash provided by operating activities	139,396	99,737	67,581	1,482,148

INVESTING ACTIVITIES:
Payment into time deposits	(600)	(2,000)	(1,000)	(6,380)
Withdrawal of time deposits	—	2,000	—	—
Purchase of property and equipment	(15,901)	(12,186)	(7,902)	(169,070)
Purchase of other assets	(2,387)	(2,186)	(2,679)	(25,380)
Purchase of investment securities	(38,514)	(663)	(2,032)	(409,506)
Proceeds from sales of investment securities (Note 11)	121,517	1,372	469	1,292,047
Payment for purchase of newly consolidated subsidiaries’ stocks	(18,552)	(53)	(702)	(197,257)
Adjustment of acquisition cost of a consolidated subsidiary	—	—	25,731	—
Interest and dividends received	4,038	1,095	421	42,935
Other—net	1,803	312	(675)	19,171

Net cash provided by (used in) investing activities	51,404	(12,309)	11,631	546,560

FINANCING ACTIVITIES:
Repayment of long-term debt	—	(2)	(10,000)	—
Dividends paid	(20,102)	(18,410)	(16,672)	(213,737)
Purchase of treasury stock	(20,108)	—	(2,541)	(213,801)
Other—net	26	(435)	288	276

Net cash used in financing activities	(40,184)	(18,847)	(28,925)	(427,262)

- 8 -	(Continued)

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2013, 2012 and 2011

	Millions of Yen			Thousands of U.S. Dollars (Note 1)
	2013	2012	2011	2013
	Unaudited			Unaudited

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS ON CASH AND CASH EQUIVALENTS	¥313	¥—	¥—	$3,328

NET INCREASE IN CASH AND CASH EQUIVALENTS	150,929	68,581	50,287	1,604,774

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	255,268	186,687	138,238	2,714,173

INCREASE IN CASH AND CASH EQUIVALENTS DUE TO ADDITION OF CONSOLIDATED SUBSIDIARIES	3,711	—	—	39,458

DECREASE IN CASH AND CASH EQUIVALENTS DUE TO SALE OF BUSINESS BY A CONSOLIDATED SUBSIDIARY (Note 2.a)	—	—	(1,838)	—

DECREASE IN CASH AND CASH EQUIVALENTS DUE TO DECONSOLIDATION OF SUBSIDIARIES	(21)	—	—	(223)

CASH AND CASH EQUIVALENTS, END OF YEAR	¥409,887	¥255,268	¥186,687	$4,358,182

See notes to consolidated financial statements.

- 9 -	(Concluded)

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements

Years Ended March 31, 2013 (Unaudited), 2012 and 2011

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

Yahoo Japan Corporation (the “Company”) was incorporated in Japan in 1996. The overwhelming leader in the Internet market in Japan, the Company has two reportable segments: (1) marketing solutions business and (2) consumer, as discussed in Note 14.

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Act and its related accounting regulations and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”), as described in Note 2, which are different in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”) as to application and disclosure requirements. A discussion of certain significant differences between Japanese GAAP and U.S. GAAP is presented under Note 16 of these consolidated financial statements.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers. In addition, certain reclassifications have been made to the consolidated financial statements for the years ended March 31, 2012 and 2011 to conform them to the classifications used in 2013.

The consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translations of Japanese yen amounts into U.S. dollar amounts are included solely for the convenience of readers and have been made at the rate of ¥94.05 to $1, the approximate rate of exchange at March 31, 2013. Such translations should not be construed as representations that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation—The accompanying consolidated financial statements as of March 31, 2013 include the accounts of the Company and its 20 (10 in 2012) significant subsidiaries. Under the control or influence concept, those companies in which the Company is able to directly or indirectly exercise control over operations are fully consolidated, and those companies over which the Company and consolidated subsidiaries (collectively, the “Group”) have the ability to exercise significant influence are accounted for by the equity method.

Investments in 13 (8 in 2012) associated companies are accounted for by the equity method. Investments in the remaining 13 (7 in 2012) unconsolidated subsidiaries and 7 (6 in 2012) associated companies are stated at cost. If the equity method of accounting had been applied to the investments in these companies, the effect on the accompanying consolidated financial statements would not have been material.

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit included in assets resulting from transactions within the Group is also eliminated.

For a consolidated subsidiary whose closing date is different from that of the Company, certain adjustments necessary for consolidation have been made.

During the fiscal year ended March 31, 2011, the Company acquired the majority interest in Cirius Technologies, Inc. (“Cirius”). As a result, Cirius became a consolidated subsidiary of the Company.

During the fiscal year ended March 31, 2011, the Company sold all of its shares in News Watch Inc. and part of its shares in BBIX Inc. As a result, these companies were excluded from the scope of consolidation.

During the fiscal year ended March 31, 2011, the Company entered into a basic agreement for the reorganization of Yahoo Japan Value Insight Corporation (“YVI”), a consolidated subsidiary. YVI had two businesses, namely, (1) research service business and (2) customer related service business. Under the agreement, YVI’s research service business was sold to MACROMILL, INC. (“MM”) with MM’s newly issued shares received as consideration. As a result of revaluating the research service business on the sale of the business, the Company’s equity interest in the research service business was adjusted based on the fair value which exceeded its carrying value. The revaluation gain was included in the gain on fair value adjustments in investments due to change in ownership ratio in the consolidated statement of income for the year ended March 31, 2011. In addition, Web Solution Corporation (“WS”) was newly established through the corporate split of YVI to operate the customer related service business. After the corporate split, YVI became a holding company with only MM and WS stocks as assets and was renamed VIPS Corporation.

During the fiscal year ended March 31, 2012, WS, a consolidated subsidiary, was absorbed into Yahoo Japan Customer Relations Corporation, another consolidated subsidiary.

During the fiscal year ended March 31, 2013, the Company acquired the majority interest in Crocos Inc., Community Factory Inc., Carview Corporation (“Carview”), and CyberAgent FX, Inc. (“CAFX”). As a result, they became consolidated subsidiaries of the Company. Payment for purchase of newly consolidated subsidiaries’ stocks is as follows:

	Millions of Yen	Thousands of U.S. Dollars
	2013	2013
	Unaudited	Unaudited

Current assets	¥(77,084)	$(819,607)
Non-current assets	(5,768)	(61,329)
Goodwill	(10,434)	(110,941)
Current liabilities	67,958	722,573
Non-current liabilities	2,094	22,265

Acquisition costs	(23,234)	(247,039)
Cash and cash equivalents acquired	4,682	49,782

Payment for purchase of newly consolidated subsidiaries’ stocks	¥(18,552)	$(197,257)

During the fiscal year ended March 31, 2013, the Company established YJ Capital Inc. and YJ1 Investment Partnership.

During the fiscal year ended March 31, 2013, Value Commerce Co., Ltd. (“VC”), an associated company previously accounted for by the equity method, repurchased its own stock. This resulted in an increase to the Company’s share of voting rights to be above 50%. Accordingly, VC has become a consolidated subsidiary of the Company.

b.	Business Combinations—In October 2003, the Business Accounting Council issued a Statement of Opinion, “Accounting for Business Combinations”, and in December 2005, the Accounting Standards Board of Japan (the “ASBJ”) issued ASBJ Statement No. 7, “Accounting Standard for Business Divestitures” and ASBJ Guidance No. 10, “Guidance for Accounting Standard for Business Combinations and Business Divestitures”. The accounting standard for business combinations allowed companies to apply the pooling of interests method of accounting only when certain specific criteria were met such that the business combination was essentially regarded as a uniting-of-interests. For business combinations that did not meet the uniting-of-interests criteria, the business combination was considered to be an acquisition and the purchase method of accounting was required. This standard also prescribed the accounting for combinations of entities under common control and for joint ventures.

In December 2008, the ASBJ issued a revised accounting standard for business combinations, ASBJ Statement No. 21, “Accounting Standard for Business Combinations”. Major accounting changes under the revised accounting standard are as follows: (1) The revised standard requires accounting for business combinations only by the purchase method. As a result, the pooling-of-interests method of accounting is no longer allowed. (2) The previous accounting standard required research and development costs to be charged to income as incurred. Under the revised standard, in-process research and development costs (IPR&D) acquired in a business combination are capitalized as an intangible asset. (3) The previous accounting standard provided for a bargain purchase gain (negative goodwill) to be systematically amortized over a period not exceeding 20 years. Under the revised standard, the acquirer recognizes the bargain purchase gain in profit or loss immediately on the acquisition date after reassessing and confirming that all of the assets acquired and all of the liabilities assumed have been identified after a review of the procedures used in the purchase allocation. The revised standard was applicable to business combinations undertaken on or after April 1, 2010.

The Company adopted this accounting standard effective from April 1, 2010.

Amortization and adjustment of goodwill in the consolidated statements of cash flows include adjustment of amortization of goodwill due to subsequent adjustments to the purchase price of an acquisition (See Note 2.h and Note 7).

c.	Cash Equivalents—Cash equivalents are short-term investments that are readily convertible into cash and exposed to insignificant risk of changes in value. Cash equivalents include time deposits, all of which mature or become due within three months of the date of acquisition.

d.	Property and Equipment—Property and equipment are stated at cost. Depreciation is primarily computed by using the declining-balance method. The straight-line method is applied to fixed assets related to the data center.

e.	Long-lived Assets—The Group reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss is recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss is measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

As a result of reviewing the Group’s long-lived assets for impairment, no material impairment losses were recorded for the years ended March 31, 2013, 2012 and 2011.

f.	Marketable and Investment Securities—Marketable and investment securities are classified and accounted for, depending on management’s intent, as follows: (1) trading securities, which are held for the purpose of earning capital gains in the near term, are reported at fair value, and the related unrealized gains and losses are included in earnings; (2) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost; and (3) available-for-sale securities, which are not classified as either of the aforementioned securities, are reported at fair value, with unrealized gains and losses, net of applicable taxes, reported as a separate component of equity.

Nonmarketable available-for-sale securities are stated at cost determined by the moving-average method. If values of available-for-sale securities substantially decline, such securities are reduced to net realizable value and charged to income. Further details regarding the recognition of loss on write-downs of investment securities is discussed in Note 4.

g.	Investments in Limited Partnerships—Investments in limited partnerships consist primarily of the Company’s contributed capital in investment partnerships. The investments in these partnerships are accounted for by the equity method.

h.	Goodwill—Goodwill represents the excess of the costs of acquiring a company over the fair value of the acquired company’s net assets, and is amortized on a straight-line basis over an estimated period. When such period cannot be estimated reliably, goodwill is amortized over five years. Immaterial goodwill is immediately charged to income as incurred.

The Company recognized ¥324 million as a loss on write-down of the unamortized balance of goodwill for the year ended March 31, 2012, in relation to the goodwill of Cirius.

As discussed in Note 2.b., the Company adopted the revised accounting standard for business combinations effective from April 1, 2010. Prior to the adoption of this revised accounting standard, the Company systematically amortized a bargain purchase gain (negative goodwill) over a period not exceeding 20 years. With the adoption of this revised accounting standard, the Company recognizes the bargain purchase gain in profit or loss immediately on the acquisition date after reassessing and confirming that all of the assets acquired and all of the liabilities assumed have been identified after a review of the procedures used in the purchase price allocation.

i.	Software— Software for internal use is amortized by the straight-line method over a period of no more than five years, the estimated useful life of the software.

j.	Allowance for Doubtful Accounts—The allowance for doubtful accounts is stated in amounts considered to be appropriate based on the Group’s past credit loss experience and an evaluation of potential losses in the receivables outstanding.

k.	Employees’ Retirement Benefits—The Company and certain subsidiaries participate primarily in defined contribution pension plans following the transfer of the previous defined benefit pension plans in July 2000 and the enactment of the Defined Contribution Pension Act. In addition, the Company and certain consolidated subsidiaries participate in two multi-employer contributory defined benefit welfare pension plans (the “welfare pension plans”) covering their employees.

Contributions made by the Company and its consolidated subsidiaries to the welfare pension plans are expensed when paid because the plan assets attributable to each participant cannot be reasonably determined.

The participation ratio in the welfare pension plans based on the number of employees for the years ended March 31, 2013 and 2012 was as follows:

	2013	2012
	Unaudited

The welfare pension plan in which the Company and certain subsidiaries participate (“Plan A”)	5.1%	4.8%
The welfare pension plan in which a subsidiary participates (“Plan B”)	0.3	0.3

Because the welfare pension plans provide their fair value information only once a year, the latest fair value information available at the time of preparing these consolidated financial statements is that of one year earlier. The fair value of the welfare pension plans’ entire assets and actuarial pension liabilities as of March 31, 2013 and 2012 was as follows:

	Millions of Yen	Thousands of U.S. Dollars
	2013	2013
	Unaudited	Unaudited

Plan A, Based on the Fair Value Information as of March 31, 2012

Fair value of all plan assets	¥186,190	$1,979,692
Actuarial pension liabilities	(186,649)	(1,984,572)

Difference	¥(459)	$(4,880)

Plan B, Based on the Fair Value Information as of March 31, 2012

Fair value of all plan assets	¥191,384	$2,034,918
Actuarial pension liabilities	(230,273)	(2,448,411)

Difference	¥(38,889)	$(413,493)

Millions of Yen
2012

Plan A, Based on the Fair Value Information as of March 31, 2011

Fair value of all plan assets	¥171,945
Actuarial pension liabilities	(172,109)

Difference	¥(164)

Plan B, Based on the Fair Value Information as of March 31, 2011

Fair value of all plan assets	¥186,324
Actuarial pension liabilities	(220,188)

Difference	¥(33,864)

The major components of the differences between the aggregate plan assets and liabilities in the tables above were as follows:

	Millions of Yen	Thousands of U.S. Dollars
	2013	2013
	Unaudited	Unaudited

Plan A, Based on the Fair Value Information as of March 31, 2012

Other reserve	¥3,330	$35,407
Adjustment for valuation of assets	9,623	102,318
Accumulated deficit	(13,412)	(142,605)

Total	¥(459)	$(4,880)

Plan B, Based on the Fair Value Information as of March 31, 2012

Accumulated deficit	¥(3,360)	$(35,726)
Unamortized obligations	(35,529)	(377,767)

Total	¥(38,889)	$(413,493)

Millions of Yen
2012

Plan A, Based on the Fair Value Information as of March 31, 2011

Other reserve	¥14,983
Adjustment for valuation of assets	(3,494)
Accumulated deficit	(11,653)

Total	¥(164)

Plan B, Based on the Fair Value Information as of March 31, 2011

Other reserve	¥(13,927)
Accumulated deficit	(2,671)
Unamortized obligations	(17,266)

Total	¥(33,864)

Prior service cost is amortized over 20 years by using the straight-line method under both of the welfare pension plans.

Total contributions to the defined contribution pension plans and the welfare pension plans recognized as net periodic benefit cost for the years ended March 31, 2013, 2012 and 2011 were ¥1,044 million ($11,100 thousand), ¥950 million and ¥899 million, respectively.

l.	Bonuses to Directors and Audit & Supervisory Board Members—Bonuses to directors and Audit & Supervisory Board members are accrued at the end of the year to which such bonuses are attributable.

m.	Asset Retirement Obligations—In March 2008, the ASBJ published ASBJ Statement No. 18, “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No. 21, “Guidance on Accounting Standard for Asset Retirement Obligations”. Under this accounting standard, an asset retirement obligation is defined as a legal obligation imposed either by law or contract that results from the acquisition, construction, development, and normal operation of a tangible fixed asset and is associated with the retirement of such tangible fixed asset.

The asset retirement obligation is recognized as the sum of the discounted cash flows required for the future asset retirement and is recorded in the period in which the obligation is incurred if it is reasonably estimable. If the asset retirement obligation cannot be reasonably estimated in the period that the asset retirement obligation is incurred, such obligation should be recognized as a liability in the period when it becomes reasonably estimated. Upon initial recognition of a liability for an asset retirement obligation, an asset retirement cost is capitalized by increasing the carrying amount of the related fixed asset by the amount of the liability. The asset retirement cost is subsequently expensed through depreciation over the remaining useful life of the asset. Over time, the liability is accreted to its present value in each period. Any subsequent revisions to the timing or the amount of the original estimate of undiscounted cash flows are reflected as an adjustment to the carrying amount of the liability and the capitalized amount of the related asset retirement cost.

n.	Stock Options—ASBJ Statement No. 8, “Accounting Standard for Stock Options” and related guidance are applicable to stock options granted on or after May 1, 2006. This standard requires companies to measure the cost of employee stock options based on the fair value at the grant date and recognize compensation expense over the vesting period as consideration for receiving goods or services. The standard also requires companies to account for stock options granted to non-employees based on the fair value of either the stock option or the goods or services received. Included in the balance sheet as a separate component of equity, the stock option is presented as a stock acquisition right until exercised. The standard allows unlisted companies to measure options at their intrinsic value if fair value cannot be estimated reliably.

o.	Research and Development Costs—Research and development costs are charged to income as incurred. Research and development costs charged to income for the years ended March 31, 2013, 2012 and 2011 were ¥208 million ($2,212 thousand), ¥268 million and ¥183 million, respectively.

p.	Leases—ASBJ Statement No. 13, “Accounting Standard for Lease Transactions”, which was effective for fiscal years beginning on or after April 1, 2008, requires that all finance lease transactions be capitalized recognizing lease assets and lease obligations in the balance sheet. In addition, this accounting standard permits leases which existed at the transition date and do not transfer ownership of the leased property to the lessee to be accounted for as operating lease transactions.

The Group leases certain computers, servers, data center-related equipment, and software. Leased assets are included in property and equipment or other assets in the consolidated balance sheets. Depreciation of leased assets is computed by the straight-line method over the leasing period without any residual value.

q.	Income Taxes—The provision for income taxes is computed based on the pretax income included in the consolidated statements of income. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are determined by applying currently enacted tax laws to the temporary differences.

r.	Foreign Currency Translations—All short-term and long-term monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the exchange rates at the balance sheet date. Foreign exchange translation gains and losses are recognized in the consolidated statements of income to the extent that they are not hedged by forward exchange contracts.

s.	Foreign Currency Financial Statements—The balance sheet accounts of the consolidated foreign subsidiaries are translated into Japanese yen at the current exchange rate as of the balance sheet date except for equity, which is translated at the historical rate. Differences arising from such translation are shown as “Foreign currency translation adjustments” under accumulated other comprehensive income (loss) in a separate component of equity. Revenue and expense accounts of consolidated foreign subsidiaries are translated into yen at the average exchange rate.

t.	Derivative Financial Instruments—The Company uses derivative financial instruments, including foreign currency forward contracts, as a means of hedging exposure to foreign exchange risks. The Company does not hold or issue derivatives for trading or speculative purposes.

Derivative financial instruments and foreign currency transactions are classified and accounted for as follows: (1) All derivatives are recognized as either assets or liabilities and measured at fair value, and gains or losses on derivative transactions are recognized in the consolidated statements of income; and

(2) if derivatives used for hedging purposes qualify for hedge accounting because of high correlation and effectiveness between the hedging instruments and the hedged items, gains or losses on such derivatives are deferred until maturity of the hedged transactions.

If foreign currency forward contracts qualify for hedge accounting and meet specific matching criteria, assets and liabilities denominated in foreign currencies are translated at the contract rates and no gains or losses on derivative transactions are recognized.

u.	Per Share Information—Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period, retroactively adjusted for stock splits.

Diluted net income per share reflects the potential dilution that could occur if securities were exercised or converted into common stock. Diluted net income per share of common stock assumes full exercise of outstanding warrants.

Cash dividends per share presented in the accompanying consolidated statements of income are dividends applicable to the respective years including dividends to be paid after the end of the year, retroactively adjusted for stock splits.

v.	Accounting Changes and Error Corrections—In December 2009, the ASBJ issued Statement No. 24 “Accounting Standard for Accounting Changes and Error Corrections” and ASBJ Guidance No. 24 “Guidance on Accounting Standard for Accounting Changes and Error Corrections”. Accounting treatments under this standard and guidance are as follows: (1) Changes in Accounting Policies - When a new accounting policy is applied following revision of an accounting standard, the new policy is applied retrospectively unless the revised accounting standard includes specific transitional provisions, in which case the entity shall comply with the specific transitional provisions. (2) Changes in Presentations - When the presentation of financial statements is changed, prior-period financial statements are reclassified in accordance with the new presentation. (3) Changes in Accounting Estimates - A change in an accounting estimate is accounted for in the period of the change if the change affects that period only, and is accounted for prospectively if the change affects both the period of the change and future periods. (4) Corrections of Prior-Period Errors - When an error in prior-period financial statements is discovered, those statements are restated. This accounting standard and the guidance are applicable to accounting changes and corrections of prior-period errors which are made from the beginning of the fiscal year that begins on or after April 1, 2011.

The Company adopted this accounting standard as of April 1, 2011.

3.	FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

(1)	Group Policy for Financial Instruments

The Group’s use of its funds is limited to high-liquidity and low-risk investments which mature within a year. The Group finances its fund raising requirements with bank loans for which repayment periods are decided after considering the market environment and long-term and short-term balances. Derivatives are used only for the purpose of hedging exposure to foreign exchange risks. CAFX, a consolidated subsidiary of the Company, engages in a foreign exchange margin trading brokerage, in which CAFX conducts derivative transactions. CAFX conducts not only foreign exchange margin transactions with customers but also covering transactions with counterparties in order to hedge risks arising from the transactions.

(2)	Nature, Risks Arising from Financial Instruments, and Risk Management

Accounts and other receivables are subject to the credit risks of customers. The Group controls these risks by reviewing outstanding balances and due dates of each customer in accordance with internal rules for controlling receivables. Certain receivables denominated in foreign currencies are subject to foreign exchange risks. The Group uses foreign currency forward contracts to hedge these risks.

Foreign exchange dealings cash segregated as deposits for customers are established for the purpose of segregating customer funds in foreign exchange margin trading. CAFX has entered into separately-controlled customer money trust agreements; however, the deposits are exposed to the credit risks arising from non-fulfillment of the contracts.

Most investment securities are related to capital and/or operating alliances with business partners, and are subject to market value volatility risks and foreign exchange risks. In order to control these risks, fair value (including foreign exchange fluctuations) and financial condition of the investee are periodically reviewed and reported to the Board of Directors in accordance with internal rules for using funds.

Accounts payable, other payables, and accruals are payable within a year. Certain payables denominated in foreign currencies are subject to foreign exchange risks. The Group uses foreign currency forward contracts to hedge these risks.

Foreign exchange dealings deposits from customers are exposed to (a) the credit risks of customers that include possible uncollectible receivables arising from losses that exceed the customer’s funds, (b) the credit risks of customers in relation to non-fulfillment of settlement in transactions, and (c) the credit risks of financial institutions as counterparties of the transactions. Because they include assets and liabilities denominated in foreign currencies, they are also exposed to foreign exchange risks and liquidity risks. In order to reduce the credit risks of customers in the foreign exchange margin trading, automatic loss-cut rules and systems are implemented. Also, in conducting covering transactions, positions, gains and losses of the transactions are checked in accordance with internal management regulations. In order to hedge foreign exchange risks, the Company utilizes covering transactions with counterparties. As to liquidity risks, the Company maintains appropriate amounts of ready liquidity by using guarantee letters from a financial institution under an acceptance and guarantee agreement as a substitute for deposits required for covering transactions with counterparties.

Regarding derivative instruments which are subject to foreign exchange risks, the Company uses foreign currency forward contracts to hedge the risks. Derivative transactions entered into by the Group are made and controlled in accordance with internal rules for controlling market risks, and are periodically reported to the Board of Directors. The hedging activity of the Group is based on internal policies which regulate the authorization and credit limit amount. Effectiveness of hedging transactions is measured mainly by ratio analysis before entering into contracts and in subsequent review.

The contract amounts for derivatives listed in Note 10 do not represent the volume of underlying market risks of the derivative transactions.

(3)	Fair Values of Financial Instruments

Fair values of financial instruments are based on quoted prices in active markets. If a quoted price is not available, other rational valuation techniques are used instead. Such valuation techniques include certain assumptions. Results may differ if different assumptions are used in the valuation.

As of March 31, 2013

Financial instruments whose fair values are readily determinable as of March 31, 2013 are as follows:

		Millions of Yen
		2013 - Unaudited
		Carrying Amount	Fair Value	Unrealized Gain/Loss
Assets:
(1)	Cash and cash equivalents	¥409,887	¥409,887	¥—
(2)	Time deposit (included in other current assets)	4,200	4,200	—
(3)	Trade accounts receivable	55,215	55,215	—
(4)	Other receivables	2,354	2,354	—
(5)	Foreign exchange dealings cash segregated as deposits for customers	68,452	68,452	—
(6)	Investments in unconsolidated subsidiaries and associated companies	38,250	41,095	2,845
(7)	Investment securities	9,553	9,553	—

Total		¥587,911	¥590,756	¥2,845

Liabilities:
(8)	Trade accounts payable	¥10,971	¥10,971	¥—
(9)	Other payables	21,656	21,656	—
(10)	Income taxes payable	42,255	42,255	—
(11)	Foreign exchange dealings deposits from customers	72,485	72,485	—

Total		¥147,367	¥147,367	¥—

		Thousands of U.S. Dollars
		2013 - Unaudited
		Carrying Amount	Fair Value	Unrealized Gain/Loss
Assets:
(1)	Cash and cash equivalents	$4,358,182	$4,358,182	$—
(2)	Time deposit (included in other current assets)	44,657	44,657	—
(3)	Trade accounts receivable	587,080	587,080	—
(4)	Other receivables	25,029	25,029	—
(5)	Foreign exchange dealings cash segregated as deposits for customers	727,826	727,826	—
(6)	Investments in unconsolidated subsidiaries and associated companies	406,699	436,949	30,250
(7)	Investment securities	101,574	101,574	—

Total		$6,251,047	$6,281,297	$30,250

Liabilities:
(8)	Trade accounts payable	$116,651	$116,651	$—
(9)	Other payables	230,260	230,260	—
(10)	Income taxes payable	449,282	449,282	—
(11)	Foreign exchange dealings deposits from customers	770,707	770,707	—

Total		$1,566,900	$1,566,900	$—

Notes:	(1), (2), (3), (4), (5), (8), (9), (10) and (11)—As these items are settled within one year and have fair values approximately equal to the carrying amounts, they are stated at the carrying amounts. Accounts receivable and other receivables are stated after deducting allowance for doubtful accounts.

(6) and (7)—Fair value of these investments is based on market price. Fair value information categorized by holding purpose of holding investment securities is discussed in Note 4.

Financial instruments which do not have quoted market prices and whose fair values are not reliably determinable are not included in the table above. Such financial instruments as of March 31, 2013 are as follows:

	Carrying Amount
March 31, 2013 - Unaudited	Millions of Yen	Thousands of U.S. Dollars

Investment securities	¥29,627	$315,013
Investments in unconsolidated subsidiaries and associated companies	3,483	37,033

Total	¥33,110	$352,046

Detailed information about investment securities is discussed in Note 4.

Maturity analysis for financial assets as of March 31, 2013 is as follows:

	Due in One Year or Less
March 31, 2013 - Unaudited	Millions of Yen	Thousands of U.S. Dollars

Cash and cash equivalents	¥409,887	$4,358,182
Time deposits	4,200	44,657
Trade accounts receivable	55,940	594,790
Other receivables	2,357	25,061
Foreign exchange dealings cash segregated as deposits for customers	68,452	727,826

Total	¥540,836	$5,750,516

Note:	Trade accounts receivable and other receivables are stated at amounts before deducting allowance for doubtful accounts of ¥725 million ($7,709 thousand) and ¥3 million ($32 thousand), respectively.

As of March 31, 2012

Financial instruments whose fair values are readily determinable as of March 31, 2012 are as follows:

		Millions of Yen
		2012
		Carrying Amount	Fair Value	Unrealized Gain/Loss
Assets:
(1)	Cash and cash equivalents	¥255,268	¥255,268	¥—
(2)	Time deposits (included in other current assets)	2,000	2,000	—
(3)	Trade accounts receivable	44,615	44,615	—
(4)	Other receivables	124,537	124,537	—
(5)	Investments in unconsolidated subsidiaries and associated companies	8,754	9,501	747
(6)	Investment securities	5,513	5,513	—
(7)	Long-term other receivables	2,944	2,596	(348)

Total		¥443,631	¥444,030	¥399

Liabilities:
(8)	Trade accounts payable	¥6,640	¥6,640	¥—
(9)	Other payables	16,915	16,915	—
(10)	Income taxes payable	34,766	34,766	—

Total		¥58,321	¥58,321	¥—

Notes:	(1), (2), (3), (4), (8), (9), and (10)—As these items are settled within one year and have fair values approximately equal to the carrying amounts, they are stated at the carrying amounts. Accounts receivable and other receivables are stated after deducting allowance for doubtful accounts.

(5) and (6)—Fair value of these investments is based on market price. Fair value information categorized by holding purpose of holding investment securities is discussed in Note 4.

(7)—Fair value of long-term other receivables is stated at present value of future cash flows after considering recoverability.

Financial instruments which do not have quoted market prices and whose fair values are not reliably determinable are not included in the table above. Such financial instruments as of March 31, 2012 are as follows:

Carrying Amount
March 31, 2012	Millions of Yen

Investment securities	¥27,207
Investments in unconsolidated subsidiaries and associated companies	1,280

Total	¥28,487

Detailed information about investment securities is discussed in Note 4.

4.	INVESTMENT SECURITIES

Investment securities as of March 31, 2013 and 2012 consisted of the following:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
	Unaudited		Unaudited

Non-current:
Marketable equity securities	¥9,553	¥5,513	$101,574
Non-marketable equity securities	28,901	27,205	307,294
Investments in limited partnerships	726	2	7,719

Total	¥39,180	¥32,720	$416,587

The carrying amounts and aggregate fair value of investment securities at March 31, 2013 and 2012 were as follows:

	Millions of Yen
March 31, 2013 - Unaudited	Cost	Unrealized Gains	Unrealized Losses	Fair Value

Securities classified as available-for-sale—equity securities	¥3,128	¥6,455	¥30	¥9,553

March 31, 2012

Securities classified as available-for-sale—equity securities	¥3,101	¥2,473	¥61	¥5,513

	Thousands of U.S. Dollars
March 31, 2013 - Unaudited	Cost	Unrealized Gains	Unrealized Losses	Fair Value

Securities classified as available-for-sale—equity securities	$33,259	$68,634	$319	$101,574

Available-for-sale securities whose fair values are not readily determinable as of March 31, 2013 and 2012 were as follows:

	Carrying Amount
	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
	Unaudited		Unaudited

Available-for-sale:
Equity securities—unlisted common stock	¥28,901	¥27,205	$307,294
Investments in limited investment partnerships and others	726	2	7,719

Total	¥29,627	¥27,207	$315,013

On January 25, 2011, the Company sold unlisted preferred shares of B.B. Mobile Corp. (“BBM”) with a carrying value of ¥120,000 million to SOFTBANK CORP., which had 42.2% ownership of the Company as of March 31, 2011 (see Note 11). No gain or loss was recognized for this transaction.

Proceeds from sales of available-for-sale securities (unlisted common stocks) and related gains and losses for the years ended March 31, 2013, 2012 and 2011 were as follows:

	Millions of Yen			Thousands of U.S. Dollars
	2013	2012	2011	2013
	Unaudited			Unaudited

Proceeds from sales	¥115	¥224	¥242	$1,223
Realized gains	3	73	28	32
Realized losses	26	—	14	276

If the market value declines to 50% or less of the carrying amount, the carrying amount of the investment security is written down to the market value unless it is considered clearly recoverable. If the market value declines to the range from 50% to 70% of the carrying amount, the carrying amount of the investment security is written down to the amount considered to be appropriate based on its materiality and recoverability. No such loss was recorded for the years ended March 31, 2013 and 2012, whereas ¥189 million was recorded for the year ended March 31, 2011.

For unlisted equity securities held for one year or more, the Group periodically compares carrying value per share to investee’s net assets per share. If net assets per share decline to 50% or less of acquisition cost per share, the Group recognizes a loss on write-down of investment securities after considering future recoverability. Loss on write-down of such investment securities for the years ended March 31, 2013 and 2012, was ¥410 million ($4,359 thousand) and ¥96 million, respectively, whereas no such loss was recorded for the year ended March 31, 2011.

5.	EQUITY

Japanese companies are subject to the Companies Act of Japan (the “Companies Act”). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

a.	Dividends

Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders’ meeting. For companies that meet certain criteria such as (1) having a Board of Directors, (2) having independent auditors, (3) having an Audit & Supervisory Board, and (4) having the normal term of service of the directors prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends-in-kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets all the above criteria. The Companies Act permits companies to distribute dividends-in-kind (noncash assets) to shareholders subject to a certain limitation and additional requirements. Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and retire such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by specific formula. Under the Companies Act, stock acquisition rights are presented as a separate component of equity. The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.

During the fiscal year ended March 31, 2013, the Company purchased 516,376 shares of its treasury stock and subsequently retired 686,809 shares of the treasury stock.

6.	STOCK OPTIONS

Stock options outstanding as of and for the year ended March 31, 2013, including the options expired during the period, are as follows (unaudited):

(The Company)

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price		Exercise Period

2002 Stock Option (1)	2 directors 65 employees	47,616 shares	2002.7.29	¥ ($	10,196 108.4)	From June 21, 2004 to June 20, 2012

2002 Stock Option (2)	19 employees	5,888 shares	2002.11.20	¥ ($	11,375 120.9)	From November 21, 2004 to June 20, 2012

2003 Stock Option (1)	5 directors 83 employees	19,840 shares	2003.7.25	¥ ($	33,438 355.5)	From June 21, 2005 to June 20, 2013

2003 Stock Option (2)	43 employees	2,464 shares	2003.11.4	¥ ($	51,478 547.3)	From November 5, 2005 to June 20, 2013

2003 Stock Option (3)	38 employees	2,400 shares	2004.1.29	¥ ($	47,813 508.4)	From January 30, 2006 to June 20, 2013

2003 Stock Option (4)	41 employees	1,168 shares	2004.5.13	¥ ($	78,512 834.8)	From May 14, 2006 to June 20, 2013

2004 Stock Option (1)	5 directors 131 employees	9,856 shares	2004.7.29	¥ ($	65,290 694.2)	From June 18, 2006 to June 17, 2014

2004 Stock Option (2)	46 employees	712 shares	2004.11.1	¥ ($	62,488 664.4)	From November 2, 2006 to June 17, 2014

2004 Stock Option (3)	29 employees	344 shares	2005.1.28	¥ ($	65,375 695.1)	From January 29, 2007 to June 17, 2014

2004 Stock Option (4)	42 employees	276 shares	2005.5.12	¥ ($	60,563 643.9)	From May 13, 2007 to June 17, 2014

2005 Stock Option (1)	5 directors 180 employees	5,716 shares	2005.7.28	¥ ($	58,500 622.0)	From June 18, 2007 to June 17, 2015

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price		Exercise Period

2005 Stock Option (2)	31 employees	234 shares	2005.11.1	¥ ($	62,000 659.2)	From November 2, 2007 to June 17, 2015

2005 Stock Option (3)	65 employees	316 shares	2006.1.31	¥ ($	79,500 845.3)	From February 1, 2008 to June 17, 2015

2005 Stock Option (4)	49 employees	112 shares	2006.5.2	¥ ($	67,940 722.4)	From May 3, 2008 to June 17, 2015

2006 Stock Option (1)	5 directors 157 employees	8,569 shares	2006.9.6	¥ ($	47,198 501.8)	From August 24, 2008 to August 23, 2016

2006 Stock Option (2)	49 employees	313 shares	2006.11.6	¥ ($	44,774 476.1)	From October 24, 2008 to October 23, 2016

2006 Stock Option (3)	62 employees	360 shares	2007.2.7	¥ ($	47,495 505.0)	From January 25, 2009 to January 24, 2017

2007 Stock Option (1)	66 employees	651 shares	2007.5.8	¥ ($	45,500 483.8)	From April 25, 2009 to April 24, 2017

2007 Stock Option (2)	5 directors 225 employees	10,000 shares	2007.8.7	¥ ($	40,320 428.7)	From July 25, 2009 to July 24, 2017

2007 Stock Option (3)	119 employees	766 shares	2007.11.7	¥ ($	51,162 544.0)	From October 25, 2009 to October 24, 2017

2007 Stock Option (4)	124 employees	817 shares	2008.2.13	¥ ($	47,500 505.1)	From January 31, 2010 to January 30, 2018

2008 Stock Option (1)	246 employees	2,059 shares	2008.5.9	¥ ($	51,781 550.6)	From April 26, 2010 to April 25, 2018

2008 Stock Option (2)	5 directors 336 employees	11,750 shares	2008.8.8	¥ ($	40,505 430.7)	From July 26, 2010 to July 25, 2018

2008 Stock Option (3)	128 employees	407 shares	2008.11.7	¥ ($	34,000 361.5)	From October 25, 2010 to October 24, 2018

2008 Stock Option (4)	128 employees	350 shares	2009.2.10	¥ ($	32,341 343.9)	From January 28, 2011 to January 27, 2019

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price		Exercise Period

2009 Stock Option (1)	100 employees	890 shares	2009.5.12	¥ ($	26,879 285.8)	From April 29, 2011 to April 28, 2019

2009 Stock Option (2)	5 directors 454 employees	12,848 shares	2009.8.11	¥ ($	30,700 326.4)	From July 29, 2011 to July 28, 2019

2009 Stock Option (3)	61 employees	277 shares	2009.11.10	¥ ($	28,737 305.6)	From October 28, 2011 to October 27, 2019

2009 Stock Option (4)	101 employees	571 shares	2010.2.10	¥ ($	32,050 340.8)	From January 28, 2012 to January 27, 2020

2010 Stock Option (1)	155 employees	700 shares	2010.5.11	¥ ($	35,834 381.0)	From April 28, 2012 to April 27, 2020

2010 Stock Option (2)	5 directors 268 employees	11,936 shares	2010.8.10	¥ ($	34,617 368.1)	From July 28, 2012 to July 27, 2020

2010 Stock Option (3)	106 employees	316 shares	2010.11.5	¥ ($	28,857 306.8)	From October 23, 2012 to October 22, 2020

2010 Stock Option (4)	104 employees	541 shares	2011.2.8	¥ ($	31,193 331.7)	From January 26, 2013 to January 25, 2021

2011 Stock Option (1)	169 employees	589 shares	2011.6.3	¥ ($	27,917 296.8)	From May 21, 2013 to May 20, 2021

2011 Stock Option (2)	5 directors 251 employees	12,265 shares	2011.8.5	¥ ($	27,669 294.2)	From July 23, 2013 to July 22, 2021

2011 Stock Option (3)	281 employees	932 shares	2011.11.16	¥ ($	25,263 268.6)	From November 3, 2013 to November 2, 2021

2011 Stock Option (4)	114 employees	684 shares	2012.2.17	¥ ($	24,900 264.8)	From February 4, 2014 to February 3, 2022

2012 Stock Option (1)	45 employees	1,822 shares	2012.5.16	¥ ($	25,308 269.1)	From May 3, 2014 to May 2, 2022

2012 Stock Option (2)	1 director 54 employees 3 directors of subsidiaries	259,100 shares	2013.3.1	¥ ($	32,400 344.5)	See Note 3

Notes:	1.	Each stock option in the table above, except 2012 Stock Option (2), vests in three phases according to the respective vesting conditions and vesting periods. For each stock option, the initiation date of the exercise period, defined as the day after the first vesting date, indicates the first day on which the first part of the option becomes exercisable.

	2.	The options are forfeited upon termination of employment even if they are vested.

	3.	Vesting conditions of 2012 Stock Option (2) are subject to future operating results of the Company. If operating income for any of six consecutive fiscal years ending March 31, 2019, exceeds amounts in the table below, the right holders may exercise a certain portion of the stock option rights from the first day of the month following submission of the Japanese securities report for such year to February 28, 2023.

(a)	If operating income exceeds ¥250,000 million ($2,658,161 thousand):

For the year ending March 31, 2016:	20% exercisable
For the year ending March 31, 2017:	14% exercisable
For the year ending March 31, 2018:	8% exercisable
For the year ending March 31, 2019:	2% exercisable

(b)	If operating income exceeds ¥330,000 million ($3,508,772 thousand):

For the year ending March 31, 2016:	80% exercisable
For the year ending March 31, 2017:	56% exercisable
For the year ending March 31, 2018:	32% exercisable
For the year ending March 31, 2019:	8% exercisable

If the Company recorded operating income less than ¥175,000 million ($1,860,712 thousand) for any of six consecutive fiscal years ending March 31, 2019, before meeting the conditions (a) or (b) above, the stock options will not be exercisable from that day onward.

(Carview)

Stock Option	Persons Granted	Number of Options Granted	Date of Grant	Exercise Price		Exercise Period

Stock Option #4	3 directors 1 Audit & Supervisory Board member	80 shares	2006.9.29	¥ ($	63,500 675.2)

(1) 25% Exercisable: From October 1, 2008 to September 30, 2009

(2) 50% Exercisable: From October 1, 2009 to September 30, 2010

(3) 75% Exercisable: From October 1, 2010 to September 30, 2011

(4) 100% Exercisable: From October 1, 2011 to September 30, 2013

Stock Option #5	76 employees	526 shares	2006.9.29	¥ ($	63,500 675.2)

(1) 25% Exercisable: From October 1, 2008 to September 30, 2009

(2) 50% Exercisable: From October 1, 2009 to September 30, 2010

(3) 75% Exercisable: From October 1, 2010 to September 30, 2011

(4) 100% Exercisable: From October 1, 2011 to September 30, 2013

Stock option activity is as follows:

(The Company)

	2002 Stock Option (1)	2002 Stock Option (2)	2003 Stock Option (1)
	(Shares)
Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	—
Granted	—	—	—
Canceled	—	—	—
Vested	—	—	—
March 31, 2012—Outstanding	—	—	—

Vested

March 31, 2011—Outstanding	14,848	768	15,424
Vested	—	—	—
Exercised	(3,072)	(256)	—
Canceled	—	—	(704)
March 31, 2012—Outstanding	11,776	512	14,720

Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	—	—	—
Granted	—	—	—
Canceled	—	—	—
Vested	—	—	—
March 31, 2013—Outstanding	—	—	—

Vested

March 31, 2012—Outstanding	11,776	512	14,720
Vested	—	—	—
Exercised	(11,776)	(512)	(576)
Canceled	—	—	(10,496)
March 31, 2013—Outstanding	—	—	3,648

Exercise price	¥10,196	¥11,375	¥33,438
	($108.4)	($120.9)	($355.5)
Average stock price at exercise	¥25,109	¥24,605	¥39,222
	($267.0)	($261.6)	($417.0)

	2003 Stock Option (2)	2003 Stock Option (3)	2003 Stock Option (4)	2004 Stock Option (1)	2004 Stock Option (2)
	(Shares)
Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2012—Outstanding	—	—	—	—	—

Vested

March 31, 2011—Outstanding	1,248	1,056	480	8,800	368
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	(32)	—	(32)	(416)	(8)
March 31, 2012—Outstanding	1,216	1,056	448	8,384	360

Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2013—Outstanding	—	—	—	—	—

Vested

March 31, 2012—Outstanding	1,216	1,056	448	8,384	360
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	(256)	(64)	—	(5,312)	(24)
March 31, 2013—Outstanding	960	992	448	3,072	336

Exercise price	¥51,478	¥47,813	¥78,512	¥65,290	¥62,488
	($547.3)	($508.4)	($834.8)	($694.2)	($664.4)
Average stock price at exercise	—	—	—	—	—

	2004 Stock Option (3)	2004 Stock Option (4)	2005 Stock Option (1)	2005 Stock Option (2)	2005 Stock Option (3)
	(Shares)
Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2012—Outstanding	—	—	—	—	—

Vested

March 31, 2011—Outstanding	208	192	4,856	124	228
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	(32)	(248)	(2)	(8)
March 31, 2012—Outstanding	208	160	4,608	122	220

Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2013—Outstanding	—	—	—	—	—

Vested

March 31, 2012—Outstanding	208	160	4,608	122	220
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	(12)	(2,772)	(34)	(56)
March 31, 2013—Outstanding	208	148	1,836	88	164

Exercise price	¥65,375	¥60,563	¥58,500	¥62,000	¥79,500
	($695.1)	($643.9)	($622.0)	($659.2)	($845.3)
Average stock price at exercise	—	—	—	—	—

	2005 Stock Option (4)	2006 Stock Option (1)	2006 Stock Option (2)	2006 Stock Option (3)	2007 Stock Option (1)
	(Shares)
Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	—	—	160
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	(160)
March 31, 2012—Outstanding	—	—	—	—	—

Vested

March 31, 2011—Outstanding	75	7,162	265	250	394
Vested	—	—	—	—	160
Exercised	—	—	—	—	—
Canceled	—	(229)	—	(5)	(76)
March 31, 2012—Outstanding	75	6,933	265	245	478

Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2013—Outstanding	—	—	—	—	—

Vested

March 31, 2012—Outstanding	75	6,933	265	245	478
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	(14)	(3,360)	(25)	—	(10)
March 31, 2013—Outstanding	61	3,573	240	245	468

Exercise price	¥67,940	¥47,198	¥44,774	¥47,495	¥45,500
	($722.4)	($501.8)	($476.1)	($505.0)	($483.8)
Average stock price at exercise	—	—	—	—	—

	2007 Stock Option (2)	2007 Stock Option (3)	2007 Stock Option (4)	2008 Stock Option (1)	2008 Stock Option (2)
	(Shares)
Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	2,206	224	246	833	5,465
Granted	—	—	—	—	—
Canceled	(34)	—	(1)	(41)	(131)
Vested	(2,172)	(224)	(245)	(341)	(2,634)
March 31, 2012—Outstanding	—	—	—	451	2,700

Vested

March 31, 2011—Outstanding	6,413	466	527	694	5,362
Vested	2,172	224	245	341	2,634
Exercised	—	—	—	—	—
Canceled	(345)	(1)	(2)	(102)	(323)
March 31, 2012—Outstanding	8,240	689	770	933	7,673

Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	—	—	—	451	2,700
Granted	—	—	—	—	—
Canceled	—	—	—	(1)	(703)
Vested	—	—	—	(450)	(1,997)
March 31, 2013—Outstanding	—	—	—	—	—

Vested

March 31, 2012—Outstanding	8,240	689	770	933	7,673
Vested	—	—	—	450	1,997
Exercised	—	—	—	—	—
Canceled	(3,419)	(17)	(76)	(74)	(2,910)
March 31, 2013—Outstanding	4,821	672	694	1,309	6,760

Exercise price	¥40,320	¥51,162	¥47,500	¥51,781	¥40,505
	($428.7)	($544.0)	($505.1)	($550.6)	($430.7)
Average stock price at exercise	—	—	—	—	—

	2008 Stock Option (3)	2008 Stock Option (4)	2009 Stock Option (1)	2009 Stock Option (2)	2009 Stock Option (3)
	(Shares)
Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	203	190	768	12,070	225
Granted	—	—	—	—	—
Canceled	(20)	(3)	(7)	(242)	(13)
Vested	(44)	(45)	(351)	(5,877)	(94)
March 31, 2012—Outstanding	139	142	410	5,951	118

Vested

March 31, 2011—Outstanding	161	137	—	—	—
Vested	44	45	351	5,877	94
Exercised	—	—	—	—	—
Canceled	(19)	(3)	(2)	(162)	—
March 31, 2012—Outstanding	186	179	349	5,715	94

Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	139	142	410	5,951	118
Granted	—	—	—	—	—
Canceled	(10)	(2)	(17)	(1,683)	(6)
Vested	(129)	(140)	(177)	(2,129)	(38)
March 31, 2013—Outstanding	—	—	216	2,139	74

Vested

March 31, 2012—Outstanding	186	179	349	5,715	94
Vested	129	140	177	2,129	38
Exercised	(2)	—	(42)	(126)	—
Canceled	(19)	(2)	(40)	(2,095)	(13)
March 31, 2013—Outstanding	294	317	444	5,623	119

Exercise price	¥34,000	¥32,341	¥26,879	¥30,700	¥28,737
	($361.5)	($343.9)	($285.8)	($326.4)	($305.6)
Average stock price at exercise	¥39,450	—	¥39,392	¥39,625	—
	($419.5)	—	($418.8)	($421.3)	—

	2009 Stock Option (4)	2010 Stock Option (1)	2010 Stock Option (2)	2010 Stock Option (3)	2010 Stock Option (4)
	(Shares)
Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	505	667	11,723	314	541
Granted	—	—	—	—	—
Canceled	(26)	(29)	(382)	(30)	(2)
Vested	(223)	—	—	—	—
March 31, 2012—Outstanding	256	638	11,341	284	539

Vested

March 31, 2011—Outstanding	—	—	—	—	—
Vested	223	—	—	—	—
Exercised	—	—	—	—	—
Canceled	(5)	—	—	—	—
March 31, 2012—Outstanding	218	—	—	—	—

Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	256	638	11,341	284	539
Granted	—	—	—	—	—
Canceled	(7)	(32)	(3,346)	(22)	(33)
Vested	(89)	(285)	(4,176)	(99)	(223)
March 31, 2013—Outstanding	160	321	3,819	163	283

Vested

March 31, 2012—Outstanding	218	—	—	—	—
Vested	89	285	4,176	99	223
Exercised	—	—	(88)	—	(1)
Canceled	(8)	(19)	(427)	—	—
March 31, 2013—Outstanding	299	266	3,661	99	222

Exercise price	¥32,050	¥35,834	¥34,617	¥28,857	¥31,193
	($340.8)	($381.0)	($368.1)	($306.8)	($331.7)
Average stock price at exercise	—	—	¥39,702	—	¥39,050
	—	—	($422.1)	—	($415.2)

	2011 Stock Option (1)	2011 Stock Option (2)	2011 Stock Option (3)	2011 Stock Option (4)
	(Shares)
Year Ended March 31, 2012

Non-vested

March 31, 2011—Outstanding	—	—	—	—
Granted	589	12,265	932	684
Canceled	(47)	(216)	(51)	—
Vested	—	—	—	—
March 31, 2012—Outstanding	542	12,049	881	684

Vested

March 31, 2011—Outstanding	—	—	—	—
Vested	—	—	—	—
Exercised	—	—	—	—
Canceled	—	—	—	—
March 31, 2012—Outstanding	—	—	—	—

Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	542	12,049	881	684
Granted	—	—	—	—
Canceled	(69)	(3,786)	(40)	(5)
Vested	—	—	—	—
March 31, 2013—Outstanding	473	8,263	841	679

Vested

March 31, 2012—Outstanding	—	—	—	—
Vested	—	—	—	—
Exercised	—	—	—	—
Canceled	—	—	—	—
March 31, 2013—Outstanding	—	—	—	—

Exercise price	¥27,917	¥27,669	¥25,263	¥24,900
	($296.8)	($294.2)	($268.6)	($264.8)
Average stock price at exercise	—	—	—	—

	2012 Stock Option (1)	2012 Stock Option (2)
	(Shares)
Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	—	—
Granted	1,822	259,100
Canceled	(35)	—
Vested	—	—
March 31, 2013—Outstanding	1,787	259,100

Vested

March 31, 2012—Outstanding	—	—
Vested	—	—
Exercised	—	—
Canceled	—	—
March 31, 2013—Outstanding	—	—

Exercise price	¥25,308	¥32,400
	($269.1)	($344.5)
Average stock price at exercise	—	—

(Carview)

	Stock Option #4	Stock Option #5
	(Shares)
Year Ended March 31, 2013 - Unaudited

Non-vested

March 31, 2012—Outstanding	—	—
Granted	—	—
Canceled	—	—
Vested	—	—
March 31, 2013—Outstanding	—	—

Vested

March 31, 2012—Outstanding	60	194
Vested	—	—
Exercised	—	—
Canceled	(40)	(26)
March 31, 2013—Outstanding	20	168

Exercise price	¥63,500	¥63,500
	($675.2)	($675.2)
Average stock price at exercise	—	—

Fair value information of stock options granted on or after May 1, 2006, which is required to be disclosed under the accounting standard for stock options, is as follows (amounts in U.S. Dollars unaudited):

	2005 Stock Option (4)	2006 Stock Option (1)	2006 Stock Option (2)	2006 Stock Option (3)

Fair value price at grant date:
a.	¥30,958	¥24,564	¥23,832	¥20,435
	($329.2)	($261.2)	($253.4)	($217.3)
b.	¥35,782	¥26,803	¥25,311	¥23,448
	($380.5)	($285.0)	($269.1)	($249.3)
c.	¥39,196	¥28,156	¥26,766	¥25,578
	($416.8)	($299.4)	($284.6)	($272.0)

	2007 Stock Option (1)	2007 Stock Option (2)	2007 Stock Option (3)	2007 Stock Option (4)

Fair value price at grant date:
a.	¥22,586	¥17,061	¥20,900	¥20,289
	($240.1)	($181.4)	($222.2)	($215.7)
b.	¥25,697	¥18,121	¥23,651	¥23,128
	($273.2)	($192.7)	($251.5)	($245.9)
c.	¥27,206	¥20,659	¥26,853	¥24,691
	($289.3)	($219.7)	($285.5)	($262.5)

	2008 Stock Option (1)	2008 Stock Option (2)	2008 Stock Option (3)	2008 Stock Option (4)

Fair value price at grant date:
a.	¥16,538	¥14,918	¥14,554	¥10,204
	($175.8)	($158.6)	($154.7)	($108.5)
b.	¥18,525	¥15,716	¥15,075	¥10,715
	($197.0)	($167.1)	($160.3)	($113.9)
c.	¥21,037	¥17,980	¥16,395	¥11,262
	($223.7)	($191.2)	($174.3)	($119.7)

	2009 Stock Option (1)	2009 Stock Option (2)	2009 Stock Option (3)	2009 Stock Option (4)

Fair value price at grant date:
a.	¥9,499	¥12,264	¥9,601	¥12,152
	($101.0)	($130.4)	($102.1)	($129.2)
b.	¥10,338	¥13,247	¥10,271	¥12,987
	($109.9)	($140.9)	($109.2)	($138.1)
c.	¥10,701	¥13,747	¥11,193	¥13,992
	($113.8)	($146.2)	($119.0)	($148.8)

	2010 Stock Option (1)	2010 Stock Option (2)	2010 Stock Option (3)	2010 Stock Option (4)

Fair value price at grant date:
a.	¥11,631	¥10,077	¥9,284	¥10,508
	($123.7)	($107.1)	($98.7)	($111.7)
b.	¥12,389	¥10,734	¥9,518	¥10,641
	($131.7)	($114.1)	($101.2)	($113.1)
c.	¥13,174	¥11,507	¥10,109	¥11,264
	($140.1)	($122.3)	($107.5)	($119.8)

	2011 Stock Option (1)	2011 Stock Option (2)	2011 Stock Option (3)	2011 Stock Option (4)

Fair value price at grant date:
a.	¥8,899	¥7,634	¥6,963	¥7,865
	($94.6)	($81.2)	($74.0)	($83.6)
b.	¥8,987	¥7,711	¥7,158	¥8,278
	($95.6)	($82.0)	($76.1)	($88.0)
c.	¥9,168	¥7,780	¥7,235	¥8,343
	($97.5)	($82.7)	($76.9)	($88.7)

	2012 Stock Option (1)	2012 Stock Option (2)

Fair value price at grant date:
a.	¥6,617	¥272
	($70.4)	($2.9)
b.	¥6,903	—
	($73.4)	—
c.	¥7,098	—
	($75.5)	—

Notes:	1.	The stock options of the Company vest in three phases as denoted in a, b, and c according to the respective vesting conditions and vesting periods. Therefore, the information above is presented to show fair values of the stock options applicable to each of the three phases.

	2.	Because fair values of stock options of Carview are not determinable, such information is not presented.

The assumptions used to measure fair value of stock options granted during the years ended March 31, 2013 and 2012 are as follows:

Year ended March 31, 2013 - Unaudited

a. 2012 Stock Option (1)

Estimation method: Black-Scholes option pricing model

2012 Stock Option (1)

Volatility of stock price:
a.	37.8%
b.	38.0%
c.	37.8%

Estimated remaining outstanding period:
a.	5.97 years
b.	6.47 years
c.	6.97 years

Estimated dividend (dividend yield)	1.48%

Risk free interest rate:
a.	0.34%
b.	0.40%
c.	0.47%

Notes:	1.	The a, b, and c denoted in the table above correspond to those in the fair value information.

	2.	Periods for computation using actual stock price:

		2012 Stock Option (1):	a.	From May 29, 2006 to May 16, 2012
			b.	From November 28, 2005 to May 16, 2012
			c.	From May 30, 2005 to May 16, 2012

	3.	Estimated remaining outstanding period is determined based on the assumption that all the options are exercised by the middle date of the exercise period.

	4.	Estimated dividend is determined based on the actual dividend applicable to the year ended March 31, 2012.

	5.	For the risk free interest rate, the Company uses the yield of the Japanese treasury bond applicable to the estimated remaining outstanding period of the options.

	6.	Estimated number of options vested is determined based on the actual termination ratio of employees.

b. 2012 Stock Option (2)

Estimation method: Monte Carlo Simulation

2012 Stock Option (2)

Volatility of stock price	39.99%
Remaining period	10 years
Estimated dividend (dividend yield)	1.07%
Risk free interest rate:	0.725%

Notes:	1.	Volatility of stock price is based on the actual stock prices of the period from February 24, 2005 to March 1, 2013.

	2.	Subscription date was March 1, 2013.

	3.	Exercise period is from July 1, 2014 to February 28, 2023.

	4.	Estimated dividend is determined based on the actual dividend applicable to the year ended March 31, 2012.

	5.	For the risk free interest rate, the Company uses the yield of Japanese government bond 326 which corresponds to the remaining period of the options.

Year Ended March 31, 2012

Estimation method: Black-Scholes option pricing model

	2011 Stock Option (1)	2011 Stock Option (2)	2011 Stock Option (3)	2011 Stock Option (4)

Volatility of stock price:
a.	39.2%	39.2%	38.7%	38.0%
b.	38.2%	38.2%	38.4%	38.7%
c.	37.7%	37.3%	37.6%	37.8%

Estimated remaining outstanding period:
a.	5.97 years	5.97 years	5.97 years	5.97 years
b.	6.47 years	6.47 years	6.47 years	6.47 years
c.	6.97 years	6.97 years	6.97 years	6.97 years

Estimated dividend (dividend yield)	1.16%	1.26%	1.36%	1.28%

Risk free interest rate:
a.	0.54%	0.45%	0.43%	0.41%
b.	0.61%	0.52%	0.48%	0.47%
c.	0.68%	0.58%	0.54%	0.54%

Notes:	1.	The a, b, and c denoted in the table above correspond to those in the fair value information.

	2.	Periods for computation using actual stock price:

		2011 Stock Option (1):	a.	From June 13, 2005 to June 3, 2011
			b.	From December 13, 2004 to June 3, 2011
			c.	From June 14, 2004 to June 3, 2011

		2011 Stock Option (2):	a.	From August 15, 2005 to August 5, 2011
			b.	From February 14, 2005 to August 5, 2011
			c.	From August 16, 2004 to August 5, 2011

		2011 Stock Option (3):	a.	From November 28, 2005 to November 16, 2011
			b.	From May 30, 2005 to November 16, 2011
			c.	From November 29, 2004 to November 16, 2011

		2011 Stock Option (4):	a.	From February 27, 2006 to February 17, 2012
			b.	From August 29, 2005 to February 17, 2012
			c.	From February 28, 2005 to February 17, 2012

	3.	Estimated remaining outstanding period is determined based on the assumption that all the options are exercised by the middle date of the exercise period.

	4.	Estimated dividend is determined based on the actual dividend applicable to the year ended March 31, 2011.

	5.	For the risk free interest rate, the Company uses the yield of the Japanese government bond applicable to the estimated remaining outstanding period of the options.

	6.	Estimated number of options vested is determined based on the actual termination ratio of employees.

7.	INCOME TAXES

The Company and its domestic subsidiaries are subject to Japanese national and local income taxes which, in the aggregate, resulted in a statutory tax rate of approximately 38.0% and 40.7% for each of the years ended March 31, 2013, 2012 and 2011.

The tax effects of significant temporary differences which resulted in deferred tax assets and liabilities at March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
	Unaudited		Unaudited

Deferred tax assets:
Enterprise tax payable	¥3,263	¥2,425	$34,694
Tax loss carryforwards	1,390	919	14,779
Depreciation and amortization	4,975	4,395	52,897
Provision for Yahoo! Points	1,543	1,485	16,406
Accrued bonus	1,554	97	16,523
Revaluation of assets	692	1,593	7,358
Other	2,965	2,396	31,527
Less valuation allowance	(2,167)	(2,409)	(23,041)

Total	14,215	10,901	151,143

Deferred tax liabilities:
Unrealized gain on available-for-sale securities	2,365	860	25,146
Assets identified in business combinations	1,701	—	18,086

Total	4,066	860	43,232

Net deferred tax assets	¥10,149	¥10,041	$107,911

Balances of deferred tax assets and liabilities included in the consolidated balance sheets are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
	Unaudited		Unaudited

Deferred tax assets—current (included in other current assets)	¥7,398	¥4,640	$78,661
Deferred tax assets—non-current	2,782	5,408	29,580
Deferred tax liabilities—current (included in other current liabilities)	—	(5)	—
Deferred tax liabilities—non-current (included in long-term liabilities)	(31)	(2)	(330)

Net deferred tax assets	¥10,149	¥10,041	$107,911

A reconciliation between the statutory tax rates and the actual effective tax rates reflected in the accompanying consolidated statement of income for the years ended March 31, 2013, 2012 and 2011, is not presented because the difference between the two tax rates was not material.

On December 2, 2011, new tax reform laws were enacted in Japan, which changed the statutory tax rate from approximately 41% to 38% effective for the fiscal years beginning on or after April 1, 2012 through March 31, 2015, and to 36% afterwards. The effect of this change was not material.

Assessment of Prior Year Taxes and Adjustment of Income Taxes to Reflect Adjustment of the Purchase Price on Acquisition

Assessment of prior year taxes and adjustment of income taxes to reflect adjustment of the purchase price of acquisition in the accompanying consolidated statements of income were recorded mainly for the following reason:

In February 2009, the Company acquired all issued and outstanding shares of SOFTBANK IDC SOLUTIONS Corp. (“SISC”) from SOFTBANK CORP. In March 2009, the Company merged SISC and assumed net operating loss carryforwards of SISC. Subsequently, the Company utilized the entire amount of the net operating loss carryforwards on its tax returns for the year ended March 31, 2009.

In June 2010, the Company received a notice from the Tokyo Regional Taxation Bureau indicating that the utilization of the net operating loss carryforwards had unreasonably reduced the Company’s income taxes, which resulted in incurrence of additional taxes.

These additional taxes have been treated as an adjustment to the purchase price of SISC shares based on an agreement with SOFTBANK CORP. that SOFTBANK CORP. would reimburse an amount equal to any additional taxes incurred due to tax positions associated with the SISC merger. Upon the adjustment of the purchase price, negative goodwill arose based on the agreement. The negative goodwill has been recorded as an adjustment of income taxes to reflect adjustment of the purchase price on acquisition because the negative goodwill arose due to the disapproval of future tax benefits from the deferred tax assets assumed from SISC.

The Company submitted a request for reconsideration to the national tax tribunal. In April 2011, the Company initiated judicial proceedings and intends to thoroughly argue its position on this matter.

There were no further developments during the year ended March 31, 2013.

8.	COMPREHENSIVE INCOME

Reclassification adjustments and tax effects on other comprehensive income for the years ended March 31, 2013 and 2012 were as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
	Unaudited		Unaudited

Net unrealized gain on available-for-sale securities:
Gains arising during the year	¥4,198	¥439	$44,636
Reclassification adjustments to profit or loss	24	(73)	255

Amount before income tax effect	4,222	366	44,891
Income tax effect	(1,506)	(27)	(16,013)

Other comprehensive income-Net unrealized gain on available-for-sale securities	¥2,716	¥339	$28,878

Deferred (loss) gain on derivatives under hedge accounting:
(Gains) losses arising during the year	¥(4)	¥6	$(43)
Reclassification adjustments to profit or loss	—	—	—

Amount before income tax effect	(4)	6	(43)
Income tax effect	2	(3)	22

Other comprehensive income-Deferred (loss) gain on derivatives under hedge accounting	¥(2)	¥3	$(21)

Foreign currency translation adjustments:
Gains arising during the year	¥306	—	$3,253
Reclassification adjustments to profit or loss	—	—	—

Other comprehensive income-Foreign currency translation adjustments	¥306	—	$3,253

Share of other comprehensive income (loss) in associated companies accounted for by the equity method:
Gains (losses) arising during the year	¥41	¥(14)	$436
Reclassification adjustments to profit or loss	—	—	—

Other comprehensive income-Share of other comprehensive income (loss) in associated companies accounted for by the equity method	¥41	¥(14)	$436

Under Japanese GAAP, a consolidated statement of comprehensive income is required from the fiscal year ended March 31, 2011. The corresponding information for the year ended March 31, 2011 is not presented because such information for the year prior to the initial application of the accounting standard for presentation of comprehensive income is not required as an exemption under the standard.

9.	LEASES

The Group leases certain computers, servers, data center-related equipment, and software.

Total rental expenses under operating lease contracts included in the consolidated statement of income for the years ended March 31, 2013, 2012 and 2011 were ¥6,344 million ($67,453 thousand), ¥6,114 million and ¥5,644 million, respectively.

The minimum rental commitments under noncancelable operating leases at March 31, 2013 were as follows:

	Millions of Yen	Thousands of U.S. Dollars
	Unaudited	Unaudited

Due within one year	¥5,858	$62,286
Due after one year	16,633	176,853

Total	¥22,491	$239,139

10.	DERIVATIVES

Derivative contracts accounted for under hedge accounting as of March 31, 2013 and 2012 are as follows:

(1)	Contract amount and fair value of derivative instruments to hedge foreign exchange risk associated with certain future expenses and receivables denominated in foreign currencies, of which gains and losses are deferred under hedge accounting:

	Millions of Yen
	2013 - Unaudited
	Contract Amount	Fair Value

Foreign currency forward contract:
Receipt: U.S. dollar, payment: Japanese yen	¥239	¥(7)
Receipt: Japanese yen, payment: U.S. dollar	109	(3)

Total	¥348	¥(10)

No balances remained as of March 31, 2012.

Note:	All derivative transactions are to be settled within a year. The fair value of derivative instruments is stated at an amount obtained from financial institutions.

(2)	Contract amount of derivative instruments to hedge foreign exchange risk associated with certain accounts receivable and accounts payable and other payables denominated in foreign currencies that are translated at contract rates:

Millions of Yen
2013
Unaudited

Foreign currency forward contract:
Receipt: U.S. dollar, payment: Japanese yen	¥176
Receipt: Japanese yen, payment: U.S. dollar	88
Receipt: Euro, payment: Japanese yen	1,155

Total	¥1,419

Thousands of U.S. Dollars
2013
Unaudited

Foreign currency forward contract:
Receipt: U.S. dollar, payment: Japanese yen	$1,871
Receipt: Japanese yen, payment: U.S. dollar	936
Receipt: Euro, payment: Japanese yen	12,281

Total	$15,088

Millions of Yen
2012

Foreign currency forward contract:
Receipt: Japanese yen, payment: U.S. dollar	¥87
Receipt: U.S. dollar, payment: Japanese yen	148
Receipt: Euro, payment: Japanese yen	1,020

Total	¥1,255

Note:	All derivative transactions are to be settled within a year. Because the derivative instruments are treated as a part of related receivables and payables, the fair value of derivative instruments is included in that of receivables and payables in the table shown in Note 3.

11.	RELATED PARTY TRANSACTIONS

Transactions of the Group with related parties for the years ended March 31, 2013, 2012 and 2011 are as follows:

	Millions of Yen			Thousands of U.S. Dollars
	2013	2012	2011	2013
	Unaudited			Unaudited

Transaction of the Company with SOFTBANK CORP.—Sale of investment (Note A)	¥—	¥—	¥120,000	$—
Transaction of the Company with SOFTBANK CORP.—Interest income (Note A)	1,190	1,203	207	12,653
Transaction of the Company with SOFTBANK CORP.—Adjustment of acquisition cost (Note B)	—	—	29,312	—
Transaction of the Company with Yahoo! Sàrl—Payment of service fees	12,571	13,093	15,101	133,663
Transaction with individuals (directors)—Exercise of stock options	115	10	513	1,223

Notes:	A.	On January 25, 2011, the Company sold its investment in BB Mobile Corp. (“BBM”) to SOFTBANK CORP. The selling price of this transaction was determined based on negotiations considering the financial condition of BBM, appraisal value, and other factors. The long-term other receivables arising from this transaction are interest-bearing with interest rate determined based on negotiation considering normal market rate. There was no gain or loss on the sale.

	B.	During the course of the merger of SISC, the Company acquired shares of IDC Frontier Inc. (“IDCF”). Subsequently, the Company and IDCF received a notice from the Tokyo Regional Taxation Bureau indicating that additional taxes were levied with respect to the tax treatment of the acquisition of IDCF shares. Based on the agreement with SOFTBANK CORP., the amount equivalent to the additional taxes was paid to the Company.

The balance due to or due from related parties listed in the above table at March 31, 2013 and 2012 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
	Unaudited		Unaudited

Other receivables	¥—	¥120,000	$—
Other assets (current)	—	1,410	—
Accounts payable	1,155	1,020	12,279

12.	NET INCOME PER SHARE

Reconciliation of the differences between basic and diluted net income per share (“EPS”) for the years ended March 31, 2013, 2012 and 2011 is as follows:

	Millions of Yen	Thousands	Yen	U.S. Dollars
Year Ended March 31, 2013 - Unaudited	Net Income	Weighted- average Shares	EPS

Basic EPS—Net income available to common shareholders	¥115,036	57,972	¥1,984.31	$21.10

Effect of dilutive securities—Warrants	—	6

Diluted EPS—Net income for computation	¥115,036	57,978	¥1,984.12	$21.10

Year Ended March 31, 2012

Basic EPS—Net income available to common shareholders	¥100,559	57,999	¥1,733.81

Effect of dilutive securities—Warrants	—	11

Diluted EPS—Net income for computation	¥100,559	58,010	¥1,733.50

Year Ended March 31, 2011

Basic EPS—Net income available to common shareholders	¥92,175	57,989	¥1,589.53

Effect of dilutive securities—Warrants	—	40

Diluted EPS—Net income for computation	¥92,175	58,029	¥1,588.43

13.	COMMITMENTS

Committed Line of Cash Advance

The Company provides cash advance service to customers in its credit card operations.

The total amount of the committed line of cash advance granted and available for customers, outstanding balance, and remaining balance at March 31, 2013 and 2012 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
	Unaudited		Unaudited

Total amount of the committed line of cash advance	¥12,781	¥15,335	$135,896
Outstanding balance	944	1,066	10,037

Remaining balance	¥11,837	¥14,269	$125,859

Assets Pledged as Collateral

Assets pledged as collateral under an acceptance and guarantee agreement at March 31, 2013, are as follows:

	Millions of Yen	Thousands of U.S. Dollars
	Unaudited	Unaudited

Time deposit (included in other current assets)	¥2,200	$23,392

14.	SEGMENT INFORMATION

The reportable segments are components of the Group for which separate financial information is available, and whose operating results are reviewed periodically by the Board of Directors to determine allocation of operating resources and evaluate its performance. Segment income is computed based on operating income with certain adjustments for non-operating income and expense such as interest income/expense, foreign exchange gain/loss, equity in earnings/losses of associated companies, and others. The reportable segment information is prepared under the same accounting policies as discussed in Note 2.

The Group has two reportable segments, namely, (1) marketing solutions business and (2) consumer business. Businesses other than the reportable segments are summarized as other business.

The marketing solutions business segment comprises (1) planning and sales of Internet-based advertising-related services, (2) information listing services, and (3) other corporate services.

The consumer business segment comprises e-commerce related services and membership services.

Effective April 1, 2012, the Group reorganized its three reportable segments, namely, (1) media business, (2) business-services business, and (3) consumer business into the two segments as discussed above in order to provide services more effectively and to respond to the changing market more rapidly. Online settlement business, which was included in the consumer business in the former segmentation, was reclassified into other business in the new segmentation. Segment information for the year ended March 31, 2011 is presented under the previous reportable segments as retrospective adjustment reflecting the new segment structure for that period is not required.

Segment information for the year ended March 31, 2012, is also disclosed using the new segmentation.

Segment information of the Group as of and for the year ended March 31, 2013, is as follows:

a.	Sales, Income and Related Information by Reportable Segments

	Millions of Yen
	2013 - Unaudited
	Reportable Segments
	Marketing Solutions Business	Consumer Business	Total	Other Business	Reconciliation	Consolidated

Sales to customers	¥227,113	¥103,008	¥330,121	¥12,869	¥—	¥342,990

Intersegment sales	4,477	3,076	7,553	2,366	(9,919)	—

Total sales	¥231,590	¥106,084	¥337,674	¥15,235	¥(9,919)	¥342,990

Segment income	¥126,621	¥79,038	¥205,659	¥4,727	¥(24,034)	¥186,352

Depreciation and amortization	¥4,465	¥1,192	¥5,657	¥2,013	¥4,518	¥12,188
Amortization of goodwill	822	24	846	398	25	1,269
Remaining balance of goodwill	3,614	219	3,833	7,861	220	11,914
Interest received (paid)—net	2	(2)	—	11	1,433	1,444
Equity earnings of associated companies accounted for by the equity method	420	801	1,221	—	(492)	729

b.	Reconciliation between Segment Income and the Consolidated Financial Statements

Millions of Yen
2013
Unaudited

Total segment income for reportable segments	¥205,659
Segment income for other business	4,727
Corporate expenses (see Note below)	(21,740)
Interest and dividend income	1,604
Interest expense	(4)
Gain on foreign exchange—net	161
Equity in earnings of associated companies	729
Other	(4,784)

Operating income as per the consolidated financial statements	¥186,352

c.	Sales to Customers, by Services

	Millions of Yen
	2013 - Unaudited
	Advertising	e-Commerce Related	Membership Services	Other	Total

Sales to customers	¥190,507	¥58,038	¥39,954	¥54,491	¥342,990

a.	Sales, Income and Related Information by Reportable Segments

	Thousands of U.S. Dollars
	2013 - Unaudited
	Reportable Segments
	Marketing Solutions Business	Consumer Business	Total	Other Business	Reconciliation	Consolidated

Sales to customers	$2,414,812	$1,095,247	$3,510,059	$136,831	$—	$3,646,890

Intersegment sales	47,602	32,706	80,308	25,157	(105,465)	—

Total sales	$2,462,414	$1,127,953	$3,590,367	$161,988	$(105,465)	$3,646,890

Segment income	$1,346,316	$840,383	$2,186,699	$50,260	$(255,545)	$1,981,414

Depreciation and amortization	$47,475	$12,674	$60,149	$21,404	$48,038	$129,591
Amortization of goodwill	8,740	255	8,995	4,232	266	13,493
Remaining balance of goodwill	38,426	2,329	40,755	83,583	2,339	126,677
Interest received (paid)—net	21	(21)	—	117	15,237	15,354
Equity earnings of associated companies accounted for by the equity method	4,466	8,516	12,982	—	(5,231)	7,751

b.	Reconciliation between Segment Income and the Consolidated Financial Statements

Thousands of U.S. Dollars
2013
Unaudited

Total segment income for reportable segments	$2,186,699
Segment income for other business	50,260
Corporate expenses (See Note below)	(231,154)
Interest and dividend income	17,055
Interest expense	(43)
Gain on foreign exchange—net	1,712
Equity in earnings of associated companies	7,751
Other	(50,866)

Operating income as per the consolidated financial statements	$1,981,414

c.	Sales to Customers, by Services

	Thousands of U.S. Dollars
	2013 - Unaudited
	Advertising	e-Commerce Related	Membership Services	Other	Total

Sales to customers	$2,025,593	$617,097	$424,817	$579,383	$3,646,890

Note:	Corporate expenses consist primarily of general and administrative expenses that are not allocable to segments.

Segment information of the Group as of and for the year ended March 31, 2012 is as follows:

a.	Sales, Income and Related Information by Reportable Segments

	Millions of Yen
	2012
	Reportable Segments
	Marketing Solutions Business	Consumer Business	Total	Other Business	Reconciliation	Consolidated

Sales to customers	¥194,104	¥98,987	¥293,091	¥8,998	¥—	¥302,089

Intersegment sales	2,754	1,234	3,988	2,120	(6,108)	—

Total sales	¥196,858	¥100,221	¥297,079	¥11,118	¥(6,108)	¥302,089

Segment income	¥110,594	¥71,210	¥181,804	¥3,165	¥(19,964)	¥165,005

Depreciation and amortization	¥4,042	¥1,204	¥5,246	¥1,949	¥3,614	¥10,809
Amortization of goodwill (See Note 1 below)	700	—	700	88	—	788
Remaining balance of goodwill	489	—	489	102	—	591
Interest received (paid)—net	2	—	2	—	1,385	1,387
Equity earnings of associated companies accounted for by the equity method	281	75	356	—	197	553

b.	Reconciliation between Segment Income and the Consolidated Financial Statements

Millions of Yen
2012

Total segment income for reportable segments	¥181,804
Segment income for other business	3,165
Intersegment transactions	6
Corporate expenses (see Note 2 below)	(17,673)
Interest and dividend income	1,790
Interest expense	(5)
Gain on foreign exchange—net	178
Equity in earnings of associated companies	553
Other	(4,813)

Operating income as per the consolidated financial statements	¥165,005

c.	Sales to Customers, by Services

	Millions of Yen
	2012
	Advertising	e-Commerce Related	Membership Services	Other	Total

Sales to customers	¥165,668	¥56,886	¥37,364	¥42,171	¥302,089

Notes:	1.	Amortization of goodwill in the table above includes the loss on write-down of unamortized balance of goodwill recorded as other expenses in the consolidated statement of income.

	2.	Corporate expenses consist primarily of general and administrative expenses that are not allocable to segments.

Segment information of the Group as of and for the year ended March 31, 2011 is as follows:

a.	Sales, Income and Related Information by Reportable Segments

	Millions of Yen
	2011
	Reportable Segments
	Media Business	Business-service Business	Consumer Business	Total	Reconciliation	Consolidated

Sales to customers	¥110,234	¥76,739	¥104,914	¥291,887	¥537	¥292,424

Intersegment sales	2	—	1	3	(3)	—

Total sales	¥110,236	¥76,739	¥104,915	¥291,890	¥534	¥292,424

Segment income	¥59,419	¥38,790	¥68,062	¥166,271	¥(6,667)	¥159,604

Depreciation and amortization	¥2,727	¥3,192	¥3,590	¥9,509	¥335	¥9,844
Amortization and adjustment of goodwill (See Note 1 below)	351	(379)	58	30	—	30
Remaining balance of goodwill	932	258	160	1,350	—	1,350
Interest received (paid)—net	(1)	5	2	6	321	327
Equity earnings (losses) of associated companies accounted for by the equity method	385	176	(139)	422	(40)	382

b.	Reconciliation between Segment Income and the Consolidated Financial Statements

Millions of Yen
2011

Total segment income for reportable segments	¥166,271
Intersegment transactions	(10)
Corporate expenses (See Note 2 below)	(6,355)
Interest and dividend income	(414)
Interest expense	21
Gain on foreign exchange—net	(211)
Equity in earnings of associated companies	(382)
Other	684

Operating income as per the consolidated financial statements	¥159,604

c.	Sales to Customers, by Services

	Millions of Yen
	2011
	Advertising	e-Commerce Related	Membership Services	Corporate Services	Other	Total

Sales to customers	¥157,350	¥59,207	¥36,633	¥19,025	¥20,209	¥292,424

Note 1:	Amortization and adjustment of goodwill in the table above include adjustment of amortization of goodwill due to subsequent adjustments to the purchase price on acquisition.
Note 2:	Corporate expenses consist primarily of general and administrative expenses that are not allocable to reportable segments.

15.	SUBSEQUENT EVENTS (UNAUDITED)

Appropriation of retained earnings

The following appropriation of retained earnings at March 31, 2013 was approved at the Company’s Board of Directors’ meeting held on May 17, 2013:

	Millions of Yen	Thousands of U.S. Dollars

Year-end cash dividends, ¥401.00 ($4.26) per share	¥23,058	$245,167

Note:	The stock split discussed below, which is planned to be effective on October 1, 2013, has not been reflected in the figures in the table above.

Stock Split, Adoption of the Tangen Share Unit System, and Partial Revision to the Articles of Incorporation

In the Board of Directors’ meeting held on May 17, 2013, the Company resolved to implement a stock split and adopt the Tangen share unit system, which was subsequently approved at the shareholders’ meeting held on June 20, 2013. Under the Tangen share unit system adopted by the Company, shareholders have one voting right for each Tangen share unit they hold (with 100 shares constituting a full Tangen share unit). Shares not constituting a full unit will carry all shareholders’ rights except for those relating to voting rights.

(1) Purpose

The Company has decided to contribute to the greater convenience and liquidity of the stock market on which its shares are listed by implementing a stock split (100 for 1 stock split) and adopting a Tangen share unit system. This decision is in accordance with the Action Plan for the Consolidation of Trading Units announced by Japanese stock exchanges in November 2007.

(2) Outline of the stock split

(a) Stock split method

Using September 30, 2013, as the record date, shareholders noted in the final shareholders record on that date shall be issued 99 additional shares for each share owned (100 for 1 stock split).

(b) Increase in shares due to stock split

Total issued shares will be the final number of total issued share at the end of September 30, 2013, multiplied by 99. Using the total issued shares on April 30, 2013, as the record date for the calculation would produce the following results:

Total issued shares before stock split	57,512,068 shares
Increase in shares due to stock split	5,693,694,732 shares
Total issued shares after stock split	5,751,206,800 shares
Total shares authorized to be issued after stock split	24,160,000,000 shares

(c) Schedule

Record date announcement	September 13, 2013
Record date	September 30, 2013
Effective date	October 1, 2013

(3) Adoption of the Tangen share unit system

(a) Number of Tangen shares

Effective October 1, 2013, the effective date of stock split, the Company will adopt the Tangen share unit system and fix the number of shares constituting a Tangen share unit as 100.

(b) Establishment date

Effective date: October 1, 2013

Note: Effective September 26, 2013, the trading unit for the Company’s shares on Japan’s stock markets will be changed to 100 shares.

(4) If the stock split was made at the beginning date of the prior fiscal year, per share information for the years ended March 31, 2013 and 2012 would be as follows:

	Yen		U.S. Dollars
	2013	2012	2013

Per share of common stock:
Equity	¥94.51	¥80.20	$1.00
Basic net income	19.84	17.34	0.21
Diluted net income	19.84	17.33	0.21

16.	SUMMARY OF CERTAIN SIGNIFICANT DIFFERENCES BETWEEN JAPANESE GAAP AND U.S. GAAP

The Group maintains its books and records in conformity with Japanese GAAP, which differs in certain respects from U.S. GAAP. Reconciliations of net income, revenue, equity and cash flows under Japanese GAAP with the corresponding amounts under U.S. GAAP, along with a description of those significant differences, and statements of comprehensive income, are summarized below. These reconciliations include all material differences between Japanese GAAP and U.S. GAAP.

Net income reconciliation		Millions of Yen			Thousands of U.S. Dollars
	Note	2013	2012	2011	2013
		Unaudited			Unaudited
Net income under Japanese GAAP		¥115,036	¥100,559	¥92,175	$1,223,137
Add back minority interests under Japanese GAAP	h	615	431	517	6,539
U.S. GAAP adjustments:
Goodwill	a	604	720	(2,752)	6,422
Intangible assets	a	(563)	(563)	(650)	(5,986)
Property and equipment	a	(225)	(225)	(225)	(2,392)
Equity-method investments	b	1,908	540	461	20,287
Investment in equity securities	c	254	(2,048)	(10,036)	2,701
Depreciation	d	632	696	(87)	6,720
Asset retirement obligations	e	—	—	1,079	—
Compensated absences	f	(47)	(710)	(127)	(500)
Revenue	i	(230)	(818)	—	(2,446)
Income taxes	g	(2,102)	611	5,446	(22,350)
Others	k	11	(302)	29	117

Net income under U.S. GAAP		¥115,893	¥98,891	¥85,830	$1,232,249
Less net income attributable to noncontrolling interests		(615)	(427)	(505)	(6,539)

Net income attributable to the common shareholders of the Company		¥115,278	¥98,464	¥85,325	$1,225,710

Net income per share under U.S. GAAP:		Yen			U.S. Dollars
		2013	2012	2011	2013
		Unaudited			Unaudited
Net income per share attributable to the common shareholders of the Company – basic		¥1,988.31	¥1,697.68	¥1,471.40	$21.14
Weighted average shares outstanding – basic (thousands)		57,978	57,999	57,989	—
Net income per share attributable to the common shareholders of the Company – diluted		¥1,988.10	¥1,697.36	¥1,470.39	$21.14
Weighted average shares outstanding – diluted (thousands)		57,984	58,010	58,029	—

Revenue reconciliation		Millions of Yen			Thousands of U.S. Dollars
	Note	2013	2012	2011	2013
		Unaudited			Unaudited
Net sales under Japanese GAAP		¥342,990	¥302,089	¥292,424	$3,646,890
Gross presentation of revenues	i	20,973	24,499	29,632	222,998
Deferral of revenues	i	(230)	(818)	—	(2,446)

Net sales under U.S. GAAP		¥363,733	¥325,770	¥322,056	$3,867,442

Statements of comprehensive income under U.S. GAAP		Millions of Yen			Thousands of U.S. Dollars
	Note	2013	2012	2011	2013
		Unaudited			Unaudited
Net income under U.S. GAAP		¥115,893	¥98,891	¥85,830	$1,232,249
Other comprehensive income, net of tax;
Unrealized gain (loss) on available for sale securities		2,732	343	(770)	29,048
Net derivative gain (loss) under hedge accounting		(2)	3	(29)	(21)
Foreign currency translation adjustments		306	—	—	3,253

Comprehensive income		118,929	99,237	85,031	1,264,529
Comprehensive income attributable to noncontrolling interests		(615)	(427)	(505)	(6,539)

Comprehensive income attributable to the common shareholders of the Company		¥118,314	¥98,810	¥84,526	$1,257,990

Equity reconciliation		Millions of Yen		Thousands of U.S. Dollars
	Note	2013	2012	2013
		Unaudited		Unaudited
Equity under Japanese GAAP		¥551,264	¥468,301	$5,861,393
U.S. GAAP adjustments:
Goodwill	a	4,430	2,394	47,103
Intangible assets	a	828	1,391	8,804
Property and equipment	a	385	610	4,093
Equity-method investments	b	1,938	(274)	20,606
Investment in equity securities	c	(11,133)	(11,419)	(118,373)
Depreciation	d	5,938	5,306	63,136
Compensated absences	f	(2,434)	(2,387)	(25,880)
Revenue	i	(1,048)	(818)	(11,143)
Income taxes	g	460	3,046	4,891
Others	k	(94)	(105)	(999)

Equity under U.S. GAAP		¥550,534	¥466,045	$5,853,631

Cash flows reconciliation		Millions of Yen			Thousands of U.S. Dollars
	Note	2013	2012	2011	2013
		Unaudited			Unaudited
Net cash provided by (used in) investing activities under Japanese GAAP		¥51,404	¥(12,309)	¥11,631	$546,560
Adjustment for business combinations under U.S. GAAP	j	3,702	—	—	39,362

Net cash provided by (used in) investing activities under U.S. GAAP		¥55,106	¥(12,309)	¥11,631	$585,922

Description of significant differences

a.	Business combinations

Under Japanese GAAP, business combinations are generally accounted for using the purchase method which requires acquired assets and assumed liabilities to be recorded at fair value. Goodwill is measured as the excess of cost over fair values of the individual assets acquired and liabilities assumed at the acquisition date. If there is excess fair value of the individual assets acquired and liabilities assumed at the acquisition date over the acquisition cost, negative goodwill is recorded. Subsequently, goodwill / negative goodwill is amortized on a straight-line basis over an estimated period. Also, an impairment test must be performed when an indicator of impairment is identified but an annual impairment test is not required. The amortization period may vary depending on the nature of the acquired business. While this standard allows for recognition of identifiable intangible assets when intangible assets or legal rights can be separately transferred and an independent value can reasonably be allocated, the Company has not recognized any intangible assets separately prior to April 1, 2010.

As noted in Note 2.b, the ASBJ issued a revised accounting standard for business combinations in December 2008, which was applicable to business combinations undertaken on or after April 1, 2010. Under this revised standard, the acquirer recognizes the bargain purchase gain in profit or loss immediately on the acquisition date and records identifiable intangible assets separately from goodwill when they can be separately transferred and an independent value can reasonably be allocated.

Under U.S. GAAP, business combinations are accounted for in accordance with the standards issued by the Financial Accounting Standards Board (“FASB”). FASB Accounting Standards Codification (“FASB ASC”) Topic 805, “Business Combinations” requires the entity that acquires the business and obtains control to measure 100% of net assets acquired, including goodwill, at their fair values. Non-controlling interests acquired in a business combination, if any, are measured initially at fair value, including their share of goodwill. FASB ASC Topic 805 also requires certain contingent assets and liabilities acquired to be recognized at their fair values on the acquisition date and for certain arrangements, changes in fair value will be recognized in earnings until settled. When acquisitions result in a “bargain purchase”, it is recognized as a gain in earnings. FASB ASC Topic 805 also requires transaction and restructuring costs to be expensed. Any adjustments made after the measurement period and adjustments made during the measurement period relating to facts and circumstances that did not exist as of the acquisition date, which relate to valuation allowance and/or acquired tax uncertainties, are recorded through income tax expense. FASB ASC Topic 805 also provides that the acquirer may not adjust the finalized accounting for business combinations, including business combinations completed prior to the effective date of FASB ASC Topic 805, for changes in acquired tax uncertainties or changes in the valuation allowances for acquired deferred tax assets that occur subsequent to the effective date of FASB ASC Topic 805. The Group adopted the provisions of FASB ASC Topic 805 effective April 1, 2009.

In accordance with FASB ASC Topic 350, “Intangibles – Goodwill and Other”, goodwill and indefinite-lived intangible assets recognized in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill and indefinite-lived intangible assets might be impaired. In September 2011, the FASB issued ASU 2011-08 which amends the rules for testing goodwill for impairment. Under the new rules, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The Group early adopted the provisions of ASU 2011-08 in the fiscal year ended March 31, 2012, with respect to the performance of the Group’s annual impairment test of goodwill. In assessing the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Group assesses relevant events and circumstances that may impact the fair value and the carrying amount of the reporting unit. The identification of relevant events and circumstances and how these may impact a reporting unit’s fair value or carrying amount involve significant judgments and assumptions. The judgments and assumptions include the identification of the macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, specific events and share price trends and determining whether each relevant factor will impact the impairment test positively or negatively and the magnitude of any such impact. Based on the results of the qualitative assessment, the Group believes that the fair value of the goodwill in each of the Group’s reporting units continues to substantially exceed their respective carrying values and concluded that it was not necessary to conduct the two-step goodwill impairment test. As a result, the adoption of ASU 2011-08 did not impact the Group’s results of operations, financial position, or cash flows for each of the fiscal years ended March 31, 2013 and 2012. Intangible assets subject to amortization are amortized over their expected useful life and are tested for impairment. The Group does not have any indefinite-lived intangible assets.

Goodwill:

The following table represents a summary of U.S. GAAP adjustments associated with goodwill as of and for the years ended March 31, 2013, 2012, and 2011:

	Millions of Yen			Thousands of U.S. Dollars
	2013	2012	2011	2013
	Unaudited			Unaudited
U.S. GAAP adjustments to goodwill:
Beginning balance adjustments	¥2,394	¥1,674	¥(94)	$25,455
Balance sheet reclassification:
Reversal of adjustments to purchase price under Japanese GAAP (*1)	—	—	4,520	—
Recognition of goodwill under U.S. GAAP (*2)	1,432	—	—	15,226

Sub-total	1,432	—	4,520	15,226
Adjustments for the year:
Reversal of goodwill amortization recorded in selling, general and administrative expenses under Japanese GAAP (*3)	978	396	831	10,399
Reversal of loss on the write-down of the unamortized balance of goodwill under Japanese GAAP	—	324	—	—
Impairment loss of goodwill (*4)	—	—	(1,912)	—
Reversal of the adjustments to purchase price under Japanese GAAP (*1)	—	—	(904)	—
Transfer of assets group that constitutes a business in exchange for an interest in an equity method investee (*5)	—	—	(767)	—
Other adjustments	(374)	—	—	(3,977)

Adjustments to net income	604	720	(2,752)	6,422

Total U.S. GAAP adjustments	¥4,430	¥2,394	¥1,674	$47,103

(*1)	Under Japanese GAAP, the indemnification receivable of ¥4,520 million from SOFTBANK CORP. was recorded as a subsequent adjustment to the purchase price during the fiscal year ended March 31, 2011. The amortization expense for goodwill was reduced by ¥904 million as a result of the reduction in goodwill during the same period. Under U.S. GAAP, generally no further adjustments are made to the purchase price allocation after the measurement period (see Note 16.g).
(*2)	On October 19, 2012, due to VC purchasing its own stock, the Company’s ownership percentage increased to 50.07% (43.46% as of March 31, 2012), converting VC from an equity method investee to a consolidated subsidiary of the Company as of that date. As a result, goodwill of ¥1,435 million ($15,258 thousand) was recognized under Japanese GAAP. Under Japanese GAAP, the amount of goodwill does not include goodwill associated with the noncontrolling interests. Whereas under U.S. GAAP, goodwill includes fair value of the noncontrolling interests. Due to this difference, additional goodwill of ¥1,432 million ($15,226 thousand) was recorded for U.S. GAAP purposes.
(*3)	Under Japanese GAAP, goodwill is amortized over an estimated period. Goodwill amortization is reversed for U.S. GAAP purposes.
(*4)	Under Japanese GAAP, an impairment test is performed when an indicator of impairment is identified, and an annual impairment test is not required. Whereas under U.S. GAAP, an impairment test is required at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill and indefinite-lived intangible assets might be impaired. Because of this difference, U.S. GAAP may require recording of impairment losses earlier in time and of different amounts as compared to Japanese GAAP. In addition, the amount of goodwill recognized is different between Japanese GAAP and U.S. GAAP. Goodwill is also amortized under Japanese GAAP while there is no amortization under U.S. GAAP. As a result of these recognition, measurement and timing differences, an additional impairment loss of ¥1,912 million was recorded for U.S. GAAP purposes, of which ¥1,715 million was recognized in the business-service business segment, during the fiscal year ended March 31, 2011.

(*5)	The Company acquired approximately 11% of the outstanding common stock of MM, a company listed on the First Section of the Tokyo Stock Exchange, in exchange for cash in April 2010, which was followed by an indirect acquisition by YVI of approximately 15% of MM’s common stock in exchange for a transfer of its marketing research business to MM in August 2010. As a result, the Group’s equity interests in MM increased to over 20%. Under Japanese GAAP, the percentage ownership in the transferred business decreases due to dilution but is assumed to be continuous through the ownership in the acquiring company, and gain or loss is recognized only to the extent of the decreased interest in investment. Under U.S. GAAP (ASC Topic 810), the transfer of a group of assets that constitutes a business in exchange for an interest in an equity method investee is considered to be a loss of control of a business, and full gain or loss recognition in earnings is required.

Intangible assets:

As noted in Note 2.b, under Japanese GAAP, a revised accounting standard for business combinations is applicable to business combinations which occur on and after April 1, 2010, and the acquirer shall recognize identifiable intangible assets separately from goodwill when they can be separately transferred and an independent value can reasonably be allocated. There were no such requirements for business combinations which occurred before April 1, 2010.

Under U.S.GAAP, identifiable intangible assets are recognized separately from goodwill and are amortized over their estimated useful life. Customer contracts and related relationships, affiliates contracts and related relationships, trade name and trademarks have been recognized and amortized under U.S. GAAP but they had not been recognized under Japanese GAAP.

The following table represents a summary of U.S. GAAP adjustments to intangible assets as of and for the years ended March 31, 2013, 2012, and 2011, related to the business combinations conducted prior to April 1, 2010:

	Millions of Yen			Thousands of U.S. Dollars
	2013	2012	2011	2013
	Unaudited			Unaudited
U.S. GAAP adjustments:
Beginning balance adjustments	¥1,391	¥1,954	¥2,604	$14,790
Amortization of intangible assets separately identified under U.S. GAAP	(563)	(563)	(563)	(5,986)
Transfer of asset group that constitutes a business in exchange for an interest in an equity method investee	—	—	(87)	—

Sub-total	(563)	(563)	(650)	(5,986)

U.S. GAAP adjustments to intangible assets	¥828	¥1,391	¥1,954	$8,804

Property and equipment:

U.S. GAAP adjustments to property and equipment primarily consist of the adjustments to the fair value assessments and the related adjustments in depreciation in connection with business combinations in the past. Such acquired assets are recorded based on their estimated fair value at the date of acquisition and depreciated over their estimated useful lives. Depreciation expenses related to U.S. GAAP adjustments to these assets were ¥225 million ($2,392 thousand) in each of the years ended March 31, 2013, 2012, and 2011.

Business Combinations during fiscal years ended March 31, 2013, 2012, and 2011

No material differences between Japanese GAAP and U.S. GAAP were identified for the business combinations consummated in the years ended March 31, 2013, 2012, and 2011.

b.	Equity-method investments

Under Japanese GAAP, an excess of the investor’s carrying amount over the underlying equity in net assets of an investee (“equity-method goodwill”) is generally amortized within 20 years. The carrying value of equity-method investments are adjusted to fair value if a significant decline in the fair value is observed, unless the carrying value is expected to recover. Generally a decline in fair value of more than 50% of the carrying value is considered to be significant. The reduction is allocated and limited to reduce the equity-method goodwill to zero and no additional reductions or impairments, which reduce the carrying amount below the investor’s proportionate interest in the investee’s net assets, are recognized. When an investor loses the ability to exercise significant influence over the investee, the investor should discontinue equity-method accounting and apply the cost method retrospectively by adjusting retained earnings as of the date the investor no longer has the ability to exercise significant influence.

Under U.S. GAAP, equity-method goodwill is carried as a part of investment cost and not treated separately for amortization. However, equity-method investments are reviewed for impairment in accordance with FASB ASC Topic 323, “Investments – Equity Method and Joint Ventures”. A loss in value of an investment that is other than a temporary decline must be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. However, a decline in the quoted market price below the carrying amount or the existence of operating losses is not necessarily indicative of a loss in value that is other than temporary. All are factors that should be evaluated. When an investor discontinues equity method accounting, the carrying amount of the investment under the equity method becomes the cost method carrying amount of the investment as of the date of the change.

The following table represents reconciliations to equity-method investments under Japanese GAAP with those under U.S. GAAP:

	Millions of Yen			Thousands of U.S. Dollars
	2013	2012	2011	2013
	Unaudited			Unaudited
Balance of Investments in unconsolidated subsidiaries and associated companies at March 31 under Japanese GAAP	¥41,733	¥10,034	¥11,638	$443,732
Investments in unconsolidated subsidiaries under Japanese GAAP (*1)	(492)	(347)	(365)	(5,231)

Balance of equity method investments at March 31 under Japanese GAAP	¥41,241	¥9,687	¥11,273	$438,501
U.S. GAAP adjustments:
Beginning balance adjustments	(274)	(878)	(1,296)	(2,914)
Adjustments to net income: Reversal of goodwill amortized under Japanese GAAP	760	540	141	8,081
Adjustments to gain on sale of equity method investments (*2)	733	—	—	7,794
Adjustments to acquisition cost under Japanese GAAP related to business transfer (*3)	—	—	320
Other adjustments	415	—	—	4,412

Adjustments to net income	1,908	540	461	20,287
Reversal of adjustments to retained earnings on the Group’s equity in losses/ (earnings) of equity method investees based on discontinuation of equity method under Japanese GAAP (*4)	407	64	627	4,328
Reclassification to “Investment in equity securities” associated with the discontinuation of equity method under Japanese GAAP	(103)	—	(670)	(1,095)

Total U.S. GAAP adjustments	1,938	(274)	(878)	20,606

Balance at March 31 under U.S. GAAP	¥43,179	¥9,413	¥10,395	$459,107

(*1)	Investments in unconsolidated subsidiaries are included in “Investments in unconsolidated subsidiaries and associated companies” under Japanese GAAP. By comparison, under U.S. GAAP, all subsidiaries are consolidated, and investments in unconsolidated subsidiaries are excluded from “Investments in unconsolidated subsidiaries and associated companies”.
(*2)	The adjustment is mainly due to an impairment loss recorded under U.S. GAAP in the prior period which resulted in a difference in the carrying amount of equity method investment between U.S. GAAP and Japanese GAAP, since such loss had not been recorded under Japanese GAAP. The amount of the difference in the carrying amount has been reversed due to a partial sale of the equity method investment.
(*3)	As described in section a. “Business combinations”, for business divestitures where the transferred business becomes an affiliate, gain or loss is recognized for the decrease in investment under Japanese GAAP, whereas, under U.S. GAAP, full gain or loss recognition is required and the full fair value of the equity consideration received is recognized as an investment. Accordingly, ¥320 million was adjusted to the acquisition cost of MM stock under U.S. GAAP during the year ended March 31, 2011.
(*4)	Under Japanese GAAP, upon the discontinuation of the equity method, the carrying amount of the equity method investment is amended retroactively by adjusting retained earnings or losses which were recorded for the period in which the equity method was applied. Under U.S. GAAP, the book value of the equity method investment is carried over as a part of the carrying amount of the investments when use of the equity method is discontinued.

c.	Investment in equity securities

Under Japanese GAAP, if there are investments in equity securities with a quoted market price classified as available-for-sale for which the quoted market price falls significantly, the decline in fair value is required to be recognized in the income statement unless the carrying amount of the equity security is expected to recover. If there is a significant deterioration in the value of equity securities without a quoted market price, the carrying value is deemed to be impaired and the impairment charge is recognized in the income statement. Then a new cost basis is established after an equity security is impaired.

Under U.S. GAAP, if the fair value of an investment in equity securities is less than its cost at the balance sheet date, the investor should determine whether the impairment is other than temporary. ASC 320-10-S99-1 provides factors which, individually or in combination, indicate that a decline in the fair value of an equity security is other than temporary and that a write-down of the carrying value is required.

In accordance with the guidance, the Group considers (1) the duration and extent to which the market value has been less than cost; (2) the financial condition and near-term prospects of the issuer, as well as underlying factors such as specific events or circumstances that may influence the operations of the issuer; and (3) the intent and ability of the holder to retain its investment for a period that will be sufficient to allow for any anticipated recovery in market value. If an impairment of a security is considered other-than-temporary, an impairment loss equal to the difference between the cost and the fair value of the investment, calculated as of the balance sheet date, should be recognized in earnings. The written-down value becomes the investment’s new cost basis. Any recoveries or reductions in fair value after the balance sheet date should not affect the measurement of the impairment loss at the balance sheet date.

The following table represents reconciliations of investments in equity securities under Japanese GAAP with those under U.S. GAAP:

	Millions of Yen			Thousands of U.S. Dollars
	2013	2012	2011	2013
	Unaudited			Unaudited
Balance at March 31 under Japanese GAAP	¥39,180	¥32,720	¥31,398	$416,587
U.S. GAAP adjustments:
Beginning balance adjustments	(11,419)	(9,400)	(34)	(121,414)
Adjustments to net income: Impairment loss recognized under U.S. GAAP (*1) and reversal of impairment loss recognized under Japanese GAAP	254	(2,048)	(10,036)	2,701

Adjustments to net income	254	(2,048)	(10,036)	2,701
Reclassification from “Equity-method investments” associated with the discontinuation of equity method under Japanese GAAP	103	—	670	1,095
Other adjustments	(71)	29	—	(755)

Total U.S. GAAP adjustments	(11,133)	(11,419)	(9,400)	(118,373)

Balance at March 31 under U.S. GAAP	¥28,047	¥21,301	¥21,998	$298,214

(*1)	As of March 31, 2011, fair value of the investment in The Japan Net Bank, Limited (“JNB”) was less than its carrying amount, and it was determined under U.S. GAAP that the decline in fair value of the investment was other than temporary based on the deterioration of JNB’s business performance. Accordingly, an impairment loss of ¥10,036 million was recognized under U.S. GAAP. As of March 31, 2012, the Company recognized an additional other-than-temporary impairment loss of ¥1,510 million for the JNB investment under U.S. GAAP as it was determined from reviewing the business performance of JNB that JNB would fail to generate expected future cash flows. As of March 31, 2013, there were no further impairment charges relating to the JNB investment as no event or change in circumstances which indicates an impairment has occurred during the year then ended.

d.	Depreciation

Under Japanese GAAP, an entity is required to depreciate property and equipment over the useful life of each asset considering conditions specific to the entity and an entity could apply the declining-balance method unless it is unreasonable.

Under U.S. GAAP, depreciation expense in financial statements for an asset is determined using the straight-line method over the estimated useful life. Based on FASB ASC Topic 360, “Property, Plant and Equipment”, the cost of a productive facility is one of the costs of the services it renders during its useful economic life. U.S. GAAP requires that this cost be spread over the expected useful life of the facility in such a way as to allocate it as equitably as possible to the periods during which services are obtained from the use of the facility.

e.	Asset retirement obligations

As noted in Note 2. m, on March 31, 2008, the ASBJ published a new accounting standard for asset retirement obligations, ASBJ Statement No.18 “Accounting Standard for Asset-Retirement Obligations” that is effective for fiscal years beginning on or after April 1, 2010. This accounting standard requires all entities to recognize legal obligations associated with the retirement of a tangible long-lived asset that result from the acquisition, construction, or development and (or) the normal operation of a long-lived asset. A legal obligation is an obligation that an entity is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract. Prior to the adoption of the standard, the Group recognized only those asset retirement costs that they were committed to pay in connection with the relocation of the Company’s office buildings.

Under U.S. GAAP, obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs are accounted and reported under FASB ASC Topic 410, “Asset Retirement Obligations”. In the year ended March 31, 2011, the Group reversed U.S. GAAP adjustments totaling ¥1,079 million which represent the impact of the asset retirement obligations prior to April 1, 2010 as the related transition adjustments were recorded under Japanese GAAP also. Since no material difference between the standard under Japanese GAAP and that under U.S. GAAP exists, there are no adjustments for the years ended March 31, 2013 and 2012.

f.	Compensated absences

Under Japanese GAAP, there is no specific accounting standard for compensated absences, and as a result, recognition of such liabilities is generally not practiced in Japan.

Under U.S. GAAP, accounting for compensated absences granted to employees is stipulated in FASB ASC Topic 710, “Compensation – General”. According to FASB ASC Topic 710, the Group accrues a liability for employees’ compensation for future absences.

g.	Income taxes

Uncertainty in income taxes:

Under U.S. GAAP, FASB ASC Topic 740, “Income Taxes” (formerly FIN 48, “Accounting for Uncertainty in Income Taxes”) provides guidance for accounting for uncertainty in income taxes. An entity should initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.

There is no similar or equivalent guidance under Japanese GAAP.

As described in Note 7, the Company received a “Notice of Correction for Income Taxes and Notice of Assessment for Additional Tax” dated June 29, 2010 which disallowed utilization of certain net operating loss carryforwards. Under Japanese tax laws, once a deficiency assessment notice is issued by the taxing authority in connection with any taxpayer’s corporate tax liability, the taxpayer is, with certain limited exceptions which are not applicable in the given case, legally obligated to pay the assessed tax within one month from the date of the deficiency assessment notice. The prevailing practice in Japan is for corporate taxpayers to comply with such payment obligation as promptly as possible in order to avoid further accrual of interest on the assessed (and unpaid) tax amount, even if the taxpayer in question expects to file an administrative appeal and commence litigation against the taxing authority, requesting to cancel such deficiency assessment notice. The taxpayer’s filing of an administrative appeal or commencement of litigation does not constitute any legal grounds to allow the taxpayer to delay the payment obligation with respect to the assessed tax under Japanese laws. In line with such prevailing practice, in July 2010, the Company paid the tax assessed by the Tokyo Regional Taxation Bureau and received an indemnification for the amount paid, net of any resulting tax benefits, from SOFTBANK CORP. in accordance with the tax indemnification provision of the purchase agreement for the SISC shares. On August 27, 2010, the Company submitted a request for reconsideration (an administrative appeal proceeding) to the national tax tribunal. Subsequently in April 2011, the Company initiated judicial proceedings and intends to thoroughly argue its position on this matter.

Under U.S. GAAP, the Company recognized a liability and an income tax expense in accordance with ASC Topic 740 of ¥26,450 million, including interest and penalties of ¥2,755 million, and an indemnification receivable and other income of ¥26,450 million was recognized as of March 31, 2010 based on the changes in practices of the taxing authority in terms of the application of the comprehensive anti-tax avoidance provision under the corporate tax laws, which were paid and received during the fiscal year ended March 31, 2011. Under Japanese GAAP, no liability, income tax expense, indemnification receivable and other income was recognized as of March 31, 2010. Accordingly, the foregoing does not result in a difference in net income and shareholders’ equity under U.S. GAAP and Japanese GAAP.

Under Japanese GAAP, the Company recorded “assessment of prior year taxes” equal to the tax assessment paid in July 2010 and the indemnification asset received from SOFTBANK CORP. as “adjustment of income taxes to reflect adjustment of the purchase price on acquisition.” Under U.S. GAAP, the excess of the previously recorded indemnification asset over the amount received from SOFTBANK CORP. was reversed. Accordingly, the foregoing does not result in a difference in net income and shareholders’ equity under U.S. GAAP and Japanese GAAP as of and for the year ended March 31, 2011.

In March 2011, January 2012 and December 2012, IDCF, a subsidiary of the Company, received tax assessments from the Tokyo Regional Taxation Bureau in connection with the acquisition of IDCF by the Company. As a result, IDCF recorded liabilities for unrecognized tax benefits in accordance with ASC Topic 740, parts of which have already been paid to the taxing authority and will be fully indemnified by SOFTBANK CORP. based on the agreement with SOFTBANK CORP.

Such indemnifications were included in net cash provided by investing activities under the caption Adjustment of acquisition cost of a consolidated subsidiary in the accompanying consolidated statements of cash flows.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows:

	Millions of Yen			Thousands of U.S. Dollars
	2013	2012	2011	2013
	Unaudited			Unaudited
Balance at April 1	¥26,358	¥25,347	¥23,695	$280,255
Increases related to the prior year tax positions	791	1,011	1,652	8,410

Balance at March 31	¥27,149	¥26,358	¥25,347	$288,665

Of the amount of unrecognized tax benefits of ¥27,149 million ($288,665 thousand), ¥26,358 million and ¥25,347 million as of March 31, 2013, 2012, and 2011, respectively, ¥791 million ($8,410 thousand), ¥1,011 million and ¥844 million remained unpaid and accrued for as of March 31, 2013, 2012, and 2011, respectively.

The balance of total unrecognized tax benefits at March 31, 2013, if recognized, would affect the effective tax rate.

The Company and its subsidiaries file their income tax returns in Japan. The Company is no longer subject to tax examinations by the respective taxing authorities for fiscal years prior to the fiscal year ended March 31, 2009.

Tax effect of the U.S. GAAP adjustments:

Except for the accounting treatment of uncertainty in income taxes, accounting for income taxes in accordance with Japanese GAAP is substantially similar to accounting for income taxes in accordance with ASC Topic 740.

The following table represents a summary of U.S. GAAP adjustments related to income taxes as of March 31, 2013 and 2012:

	Millions of Yen		Thousands of U.S. Dollars
	2013	2012	2013
	Unaudited		Unaudited
U.S. GAAP adjustments:
Deferred tax assets – current	¥867	¥851	$9,218
Deferred tax assets – non-current	3,439	5,348	36,566
Deferred tax liabilities – non-current	(1,586)	(209)	(16,863)
Indemnification receivable recorded and adjusted (*1)	(1,511)	(2,238)	(16,066)
Provision in accordance with ASC Topic 740	(749)	(706)	(7,964)

Reconciliations to equity under U.S. GAAP	¥460	¥3,046	$4,891

(*1)	Under Japanese GAAP, the indemnification receivable of ¥4,520 million was recorded in connection with the tax assessment received in March 2011 and was accounted for as a subsequent adjustment to the purchase price as such goodwill was reduced. Under U.S. GAAP, the indemnification receivable of ¥749 million ($7,964 thousand) and ¥706 million were recorded and were accounted for as other income for the years ended March 31, 2013 and 2012, respectively.

Income tax expenses included in the net income reconciliation of ¥2,102 million ($22,350 thousand) for the year ended March 31, 2013 mainly consist of the elimination of deferred tax assets of ¥3,360 million ($35,726 thousand) under U.S. GAAP, which had been recognized for the excess of the tax basis over the financial statement carrying amount of a certain equity method investee, as the equity method investee became a consolidated subsidiary and it is not apparent the temporary difference would reverse in the foreseeable future. Under Japanese GAAP, such elimination of deferred tax assets have not occurred since no deferred tax assets had been recognized for the temporary difference of the equity method investee.

Income tax benefits included in the net income reconciliation of ¥ 611 million for the year ended March 31, 2012 mainly consist of the recognition of indemnification receivable of ¥ 706 million.

h.	Noncontrolling interests

Under Japanese GAAP, minority interest is classified within equity and is deducted from net income.

Under U.S. GAAP, effective April 1, 2009, the Company has adopted FASB ASC Topic 810, “Consolidation.” ASC Topic 810 establishes accounting standards for noncontrolling interests and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC Topic 810 requires (i) that consolidated net income include the amounts attributable to both the parent and the noncontrolling interests, (ii) that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and (iii) expanded disclosures that clearly identify and distinguish between the interests of the parent owner and the interests of the noncontrolling owners of a subsidiary.

i.	Revenue

When revenues are generated from search and/or display advertising offerings on the Websites of third-party entities (“Affiliates”), the Group makes payments to Affiliates on the revenues generated from the display of/clicks on these advertisements. These payments are called traffic acquisition costs (“TAC”). The revenues derived from these arrangements that involve traffic supplied by Affiliates are reported gross of the payment to Affiliates, which is reported as cost of sales, for U.S. GAAP reporting purposes due to the fact that the Group is the primary obligor to the advertisers who are the customers of the advertising service.

The Group provides an online settlement service that enables the users of online auction and shopping transactions to settle payments using their credit card or via online banking. In connection with this service, the Group pays a commission to card service companies or banks, which is ultimately collected from the users. Under U.S. GAAP, the Group determined that the revenue from these commissions should be reported based on the gross amount charged to the users as the Group is the primary obligor to these users.

Because there are no explicit provisions or guidance under Japanese GAAP regarding gross versus net presentation, the Group presents the revenue on a net basis under Japanese GAAP, as the Group does not bear any credit risk for collecting amounts charged to those customers.

The Group receives up-front fees related to its data center business from customers. These fees are mainly related to equipment installations and other set-up activities performed in the early stages of the arrangements with the customers. These fees are not in exchange for products delivered or services performed that represent the culmination of a separate earnings process and are not viewed as discrete earnings events under U.S. GAAP. As such, under U.S. GAAP, these fees are recognized as revenue over the contractual term of the arrangements or the expected period during which the services will be performed.

Under Japanese GAAP, these fees are recognized as revenue upon completion of the installation.

j.	Cash flows

The statement of cash flows for the fiscal year ended March 31, 2013 prepared under Japanese GAAP presents proceeds from the purchase of VC of ¥ 3,702 million ($39,362 thousand) as an increase in cash and cash equivalents due to the addition of consolidated subsidiaries, whereas such transactions are classified as investing activities under U.S. GAAP. Detailed information of the transaction is described in Note 16.a Goodwill (*2).

k.	Others

Others consist of U.S. GAAP adjustments related to consolidation and leases. None of the items are individually significant.

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